UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Ultratech, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 21, 2015

TO THE STOCKHOLDERS OF ULTRATECH, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Ultratech, Inc., a Delaware corporation (the “Company”), will be held on July 21, 2015, at 2:00 p.m. local time, at the Hyatt Regency Santa Clara, 5101 Great America Parkway, Santa Clara, California 95054, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect seven (7) directors to serve for the ensuing one year until the expiration of their terms in 2016, and until their successors are duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

3.	To approve, on an advisory basis, named executive officer compensation.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including the election of any director if any of the above nominees is unable to serve or for good cause will not serve.

Only stockholders of record at the close of business on May 27, 2015 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company for a period of ten (10) days before the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please submit your proxy over the Internet, by telephone or by mail as promptly as possible. For specific voting instructions, please refer to the instructions on the Notice of Internet Availability of Proxy Materials or on the proxy. Should you receive more than one Notice of Internet Availability of Proxy Materials because your shares are registered in different names and addresses, each proxy should be submitted over the Internet, by telephone or by mail to ensure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

Arthur W. Zafiropoulo

Chairman of the Board and Chief Executive Officer

June 8, 2015

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS INCLUDED WITH THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD THAT WAS MAILED TO YOU.

ULTRATECH, INC.

3050 Zanker Road

San Jose, California 95134

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 21, 2015

General

The enclosed proxy (“Proxy”) is solicited on behalf of the Board of Directors (the “Board”) of Ultratech, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on July 21, 2015 (the “Annual Meeting”), or at any adjournment or postponement thereof. The Annual Meeting will be held at 2:00 p.m. at the Hyatt Regency Santa Clara, 5101 Great America Parkway, Santa Clara, California 95054. These proxy solicitation materials were made available on or about June 8, 2015 to all stockholders entitled to vote at the Annual Meeting.

Internet Availability of Proxy Materials

Pursuant to the rules of the Securities and Exchange Commission (“SEC”), the Company is allowed to furnish its Proxy Statement and the Company’s Annual Report on Form 10-K (as amended by the Company’s first amendment thereto on Form 10-K/A) (the “Proxy Materials”) over the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Availability Notice”) to its stockholders of record and beneficial owners. All stockholders will have the ability to access the Proxy Materials on a website referred to in the Availability Notice or request to receive a printed set of the Proxy Materials at no charge. Instructions on how to access the Proxy Materials over the Internet or to request a printed copy may be found on the Availability Notice. In addition, stockholders may request to receive the Proxy Materials in printed form by mail or electronically by email on an ongoing basis.

The Availability Notice will provide stockholders with instructions regarding how to:

•	View the Proxy Materials for the Annual Meeting over the Internet; and

•	Instruct the Company to send its future Proxy Materials to stockholders electronically by email.

Choosing to receive the future Proxy Materials by email will save the Company the cost of printing and mailing documents to its stockholders and will reduce the impact of the Company’s annual stockholders’ meetings on the environment. If a stockholder chooses to receive future Proxy Materials by email, the stockholder will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Any stockholder’s election to receive the Proxy Materials by email will remain in effect until such stockholder terminates the request.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On May 27, 2015, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, approximately 27,612,550 shares of the Company’s common stock, $0.001 par value (“Common Stock”), were issued and outstanding, and there were approximately 194 holders of record of the Common Stock. No shares of the Company’s preferred stock were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on May 27, 2015. Stockholders may not cumulate votes in the election of directors.

All votes will be tabulated by the inspector of elections appointed for the meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Broker non-votes are shares which are not voted by the broker who is the record holder of the shares because the broker does not receive voting instructions from the beneficial owners of those shares or does not vote the shares in other circumstances in which proxy authority is defective or has been withheld with respect to any matter. Directors are elected by a plurality vote. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. The affirmative vote of holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting is required to approve all other proposals submitted for stockholder approval at this Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions with respect to any matter other than the election of directors will be treated as shares present or represented and entitled to vote on that matter and will thus have the same effect as negative votes. Broker non-votes are deemed not to be entitled to vote on the matter and accordingly are not counted for purposes of determining whether stockholder approval of that matter has been obtained.

Revocability of Proxies

If the form of proxy is properly signed and returned or if you submit your proxy and voting instructions over the Internet or by telephone, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. Stockholders submitting proxies over the Internet or by telephone should not mail the proxy voting instruction form. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of each director proposed by the Board of Directors (the “Board”) pursuant to Proposal No. 1 unless the authority to vote for the election of any such director is withheld and, if no contrary instructions are given, the proxy will be voted FOR Proposals Nos. 2 and 3, and with respect to any other proposals properly brought before the Annual Meeting, as the Board recommends. If you vote your proxy by mail, you may revoke or change your proxy at any time before the Annual Meeting by filing with the Secretary of the Company at the Company’s principal executive offices, a notice of revocation or another signed proxy with a later date. If you choose to vote your proxy over the Internet or by telephone, you can change your vote by voting again using the same method used for the original vote (i.e., over the Internet or by telephone) so long as you retain the voter control number from your Availability Notice or proxy card. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, Internet hosting, printing and mailing of the Availability Notice, this Proxy Statement, the Proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram, or other means by directors, officers or employees. Such individuals, however, will not be compensated by the Company for those services. Except as described herein, the Company does not presently intend to solicit proxies other than by mail. The Company has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies, and the Company currently expects to pay D.F. King & Co., Inc. approximately $3,000 for its services, though D.F. King & Co.’s fees could be significantly more if the Company decides to use its services more extensively.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2016 Annual Meeting and to be included in the Company’s proxy statement and form of proxy relating to that meeting must be received no later than March 17, 2016. Any other proposals of stockholders that are intended to be presented by such stockholders at the Company’s 2016 Annual Meeting must be received no later than 90 days prior to the first anniversary of the date of the preceding year’s annual stockholders’ meeting and no sooner than 120 days prior to the first anniversary of the date of the preceding year’s annual stockholders’ meeting. All proposals of stockholders intended to be presented by such stockholders at an Annual Stockholders Meeting, and all notices thereof, must meet the requirements of the Company’s Bylaws and any other applicable legal requirements.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Board currently consists of seven directors, with no vacancies, and the term of all of the directors expires at the Annual Meeting. The directors elected at the Annual Meeting will serve for a term of one year, expiring at the 2016 Annual Meeting of Stockholders, or until their successors have been duly elected and qualified. The names and ages of the persons who are nominees for director, the terms of their proposed directorship, and their positions and offices with the Company as of May 21, 2015 are set forth below.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any of the nominees will be unavailable to serve. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any substitute nominee who may be designated by the present Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. The seven candidates receiving the highest number of affirmative votes of the shares represented and voting on this particular matter at the Annual Meeting will be elected directors of the Company, to serve for their one-year terms or until their successors have been elected and qualified. The proxies solicited by this Proxy Statement may not be voted for more than seven nominees.

Nominees for Term Ending Upon the 2016 Annual Meeting of Stockholders

Arthur W. Zafiropoulo, age 76, founded Ultratech in September 1992 to acquire certain assets and liabilities of the Ultratech Stepper Division (the “Predecessor”) of General Signal Technology Corporation (“General Signal”) and, since March 1993, has served as Chief Executive Officer and Chairman of the Board of Directors. Additionally, Mr. Zafiropoulo served as President of Ultratech from March 1993 to March 1996, from May 1997 until April 1999 and from April 2001 to January 2004. Since October 2006, he resumed the responsibilities of President and Chief Operating Officer. Between September 1990 and March 1993, he was President of the Predecessor. From February 1989 to September 1990, Mr. Zafiropoulo was President of General Signal’s Semiconductor Equipment Group International, a semiconductor equipment company. From August 1980 to February 1989, Mr. Zafiropoulo was President and Chief Executive Officer of Drytek, Inc., a plasma dry-etch company that he founded in August 1980, and which was later sold to General Signal in 1986. From July 1987 to September 1989, Mr. Zafiropoulo was also President of Kayex, a semiconductor equipment manufacturer, which was a unit of General Signal. From July 2001 to July 2002, Mr. Zafiropoulo served as Vice Chairman of Semiconductor Equipment and Materials International (“SEMI”), an international trade association representing the semiconductor, flat panel display equipment and materials industry. From July 2002 to June 2003, Mr. Zafiropoulo served as Chairman of SEMI, and Mr. Zafiropoulo has been on the board of directors of SEMI since July 1995. In December 2007, Mr. Zafiropoulo was elected as Director Emeritus of SEMI. On January 1, 2013, Mr. Zafiropoulo began serving as a member of the Board of Trustees at Northeastern University. Among other qualifications, Mr. Zafiropoulo brings extensive knowledge of and experience in the semiconductor and semiconductor capital equipment industries and businesses and his deep personal knowledge and commitment to the Company as the Company’s founder and Chief Executive Officer, as well as his personal leadership and management skills, to the Company’s Board of Directors.

Michael Child, age 60, was appointed to the Company’s Board of Directors in April 2012. Mr. Child has been employed by TA Associates, Inc., a private equity firm, since 1982 where he currently serves as a Senior Advisor. Mr. Child served as a Managing Director of TA Associates from 1987 through 2010. Since September 2000, Mr. Child has served on the board of directors of IPG Photonics, which designs and manufactures high performance fiber lasers and amplifiers, and he currently serves as a member of its audit committee and as a member of its nominating and corporate governance committee. Since June 2010, Mr. Child has served on the board of directors of Finisar Corporation, a computer network equipment company, and he has served on the audit committee of Finisar since August 2010 and as chairman of the compensation committee since June 2011. He also served on the board of directors of Eagle Test Systems, a manufacturer of high performance automated test equipment for the semiconductor industry, from 2003 until November 2008 when it was acquired by Teradyne, Inc. Mr. Child holds a B.S. in Electrical Engineering from the University of California at Davis and an M.B.A. from the Stanford Graduate School of Business. Mr. Child has more than 25 years’ experience investing in and acquiring technology and technology-related companies and has served on the boards of directors of numerous public and private companies, including companies in the semiconductor industries. This broad financial and industry experience enables Mr. Child to make a valuable contribution to the board. He also brings significant knowledge regarding the Company and its operations from his previous years of service on the Company’s Board of Directors between 1993 and 1997.

Joel F. Gemunder, age 75, has been a director of the Company since October 1997. Mr. Gemunder was President and a member of the board of directors of Omnicare, Inc., a pharmacy services provider, between 1981 and July 2010, and was Chief Executive Officer of Omnicare between 2001 and July 2010. Mr. Gemunder has also served as a member of the board of directors of Chemed Corporation since 1997, a company operating in two segments: VITAS Group and the Roto-Rooter Group. VITAS offers hospice services for patients with severe and life-limiting illnesses. Roto-Rooter operates in the sewer, drain and pipe cleaning, HVAC services and plumbing repair business and the HVAC and appliance repair and maintenance business. Among other things, Mr. Gemunder brings extensive experience as a public company chief executive officer and board member, as well as a valuable and different perspective due to his experience outside high-technology industries, to the Company’s Board of Directors.

Nicholas Konidaris, age 70, has served as a director of the Company since July 2000. Since April 2014, Mr. Konidaris has served as President and Chief Executive Officer of OmniGuide, Inc. (“OmniGuide”), a privately held company and a leader in advanced surgical solutions focusing on minimally invasive surgeries. From January 2004 until February 2014, Mr. Konidaris has served as President, Chief Executive Officer and as a director of Electro Scientific Industries, Inc., a global supplier of manufacturing equipment to increase productivity for customers in the consumer electronics, semiconductor, passive components and LED markets. From July 1999 to January 2004, Mr. Konidaris served as President and Chief Executive Officer of Advantest America, Corp., a holding company of Advantest America, Inc., which is a manufacturer of testers and handlers. From July 1997 to January 2004, Mr. Konidaris also served as Chairman of the Board, President and Chief Executive Officer of Advantest America, Inc. Mr. Konidaris has served on the board of directors of OmniGuide since 2006, and served as a member of its audit committee until March 2014. Mr. Konidaris also served as a member of the board of directors of AISI, Inc., a privately held company, from 2008 to 2010. Mr. Konidaris serves as the Vice Chairman of the Advisory Board of Healthedge Partners, a private equity firm. Mr. Konidaris holds a diploma in EE from the National Technical University of Athens and a Master of Science in Management from MIT Sloan. Since 2011, Mr. Konidaris has served on the MIT Sloan North American Executive Board. Among other things, Mr. Konidaris brings his extensive experience as a public company chief executive officer and board member in the semiconductor industry to the Company’s Board of Directors.

Dennis R. Raney, 72, has served as a director of the Company since April 2003. Mr. Raney has served as Managing Director of PrimeMark Advisors, a real estate consulting firm, since November 2008. Mr. Raney served as Principal of Liberty-Greenfield, LLP, a company that advised clients on real estate issues that have significant financial or operational consequences to their business, from May 2005 until the company was wound up in November 2008. Mr. Raney served as Chief Financial Officer of eONE Global, LP, a company that identifies, develops and operates emerging electronic payment systems and related technologies that address e-commerce challenges, from July 2001 to June 2003. From March 1998 to July 2001, Mr. Raney served as Chief Financial Officer and Executive Vice President of Novell, Inc., a producer of network software. From January 1997 to December 1997, Mr. Raney served as Chief Financial Officer and Executive Vice President of QAD, Inc., a provider of enterprise resource planning software. Mr. Raney served as the chief financial officer of Bristol Myers Squibb Pharmaceutical Group from October 1993 to January 1996. Mr. Raney also served as a director of EasyLink Services Corporation (“EasyLink”), a provider of information exchange services, from

March 2003 until August 2007, and served as chair of the audit committee of EasyLink’s board of directors from June 2004 until August 2007. In addition, between February 2004 and October 2008 when it was acquired by DG Fast Channel, Mr. Raney served as a director of Enliven Corporation (formerly ViewPoint Corporation), a provider of visual application development, content assembly and delivery technology, and as chair of the audit committee of Enliven’s board of directors. Mr. Raney served as a director, and as chair of the audit committee of the board of directors, of Infiniti Solutions, a provider of semiconductor testing, assembly and prototyping services, between July 2004 and September 2008. Mr. Raney served as a director of Equinix, a provider of data center and internet exchange services from April 2003 to June 2005, and served as chair of the audit committee of Equinix’s board of directors during that time. From July 2002 to June 2003, Mr. Raney served as a director of ProBusiness Services, Inc., which was acquired by Automatic Data Processing, Inc. in June 2003. Mr. Raney also served as a director and audit committee member of Redleaf, Inc., a technology operating company that provides services and capital for pre-seed state technology companies, from April 1999 to June 2003. Mr. Raney previously served as a director and audit committee member of W.R. Hambrecht & Company, an investment banking firm, from March 1999 to July 2001 and served as a director and audit committee member of ADAC Laboratories, a company that designs, develops, manufactures, sells and services electronic medical imaging and information systems, from March 1999 to March 2001. Mr. Raney holds a B.S. degree in chemical engineering from the South Dakota School of Mines & Technology and an MBA from the University of Chicago. Among other things, Mr. Raney brings extensive finance experience in both high-technology and other industries as well as related international experience, including extensive board and audit committee service and service as a public company chief financial officer, to the Company’s Board of Directors.

Henri Richard, age 57, has served as a director of the Company since April 2006. Since April 2013, Mr. Richard has served as Senior Vice President of Worldwide OEM and Enterprise Sales at SanDisk Corporation. From September 2007 until March 2013, Mr. Richard has served as Senior Vice President, Chief Sales and Marketing Officer at Freescale Semiconductor, Inc. (“Freescale”). Prior to joining Freescale in September 2007, Mr. Richard was Executive Vice President, Chief Sales and Marketing Officer at Advanced Micro Devices, Inc. (“AMD”), where his duties included oversight of the company’s global field sales and support organization, corporate marketing, and go-to-market activities for all AMD customer segments, including commercial, consumer and innovative solutions groups, and the company’s 50x15 digital inclusion initiative. Mr. Richard joined AMD in April 2002 as Group Vice President, Worldwide Sales. He was promoted to Senior Vice President in May 2003 and was appointed as Executive Vice President and Chief Sales and Marketing Officer in February 2004. Prior to joining AMD, Mr. Richard was Executive Vice President of Worldwide Field Operations at WebGain, Inc., a privately held provider of Java software for Fortune 500 companies. Before WebGain, he was vice president of Worldwide Sales and Support for IBM’s Technology Group. Mr. Richard has also held senior executive positions with several notable companies in the United States and Europe, including tenures as President of the Computer Products Group at Bell Microproducts, Executive Vice President at Karma International, and Vice President at Seagate Technology/Conner Peripherals. Among other things, Mr. Richard brings extensive experience as an executive officer in the semiconductor industry, in particular in the areas of sales and marketing and market analysis, to the Company’s Board of Directors.

Rick Timmins, age 63, has served as a director of the Company since August 2000. Since April 2009, Mr. Timmins has served as a Venture Partner and investor with G-51 Capital, a seed-stage venture capital firm that invests in the software, hardware, internet, and clean technology sectors. From January 1996 until April 2008, Mr. Timmins served as Vice-President of Finance for Cisco Systems, Inc. From January 2011 to November 2012, Mr. Timmins served as a member of the board of directors of IRIS International, Inc., a company that designs, develops, manufactures and markets in-vitro diagnostic products, consumables and supplies for urinalysis and body fluids. Mr. Timmins serves as a member of the audit committee of IRIS International. Since April, 2010 Mr. Timmins has served as a member of the board of directors of privately held company Socialware, a company that provides a social middleware platform. In January, 2011 Mr. Timmins joined the board of directors of the privately held company, Nexersys, which provides personal fitness exercise equipment. Mr. Timmins served as a member of the board of directors of Transmeta Corporation, a developer of computing, microprocessing and semiconductor technologies, from May 2003 until January 2009, and was the chairman of the audit committee of Transmeta’s board of directors between May 2003 and January 2009. He also served as a member of the board of directors of Treaty Oak Bancorp, Inc., a local community bank in Austin, Texas from December 2008 to February 2011. Mr. Timmins holds a B.S. degree in accounting and finance from the University of Arizona and an M.B.A. degree from St. Edward’s University. Among other things, Mr. Timmins brings extensive finance experience as well as technology industry experience to the Company’s Board of Directors.

Board Committees and Meetings

During the fiscal year ended December 31, 2014, the Board held six (6) meetings and did not act by unanimous written consent. The Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Business Development Committee. Current copies of the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee as well as the Corporate Governance Policies of the Board can be found on the Company’s website at www.ultratech.com. During the respective term of his service on the Board and its committees during the past fiscal year, each of the directors attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which he was a director) and (ii) the total number of meetings held by all committees of the Board on which he served during the periods that he served.

Executive Sessions

Executive sessions of independent directors are generally held four times a year, at the end of a regular meeting of the Board. The sessions are chaired by Mr. Rick Timmins, the Lead Outside Director.

Communications with the Board

Any stockholder may communicate with the Board by postal mail. Communications that are intended specifically for non-management directors should be sent to the attention of the Chair of the Nominating and Corporate Governance Committee. Communications that are intended for a specific director should be sent to the attention of that director. Communications should be sent to: Investor Relations, Attn: Board of Directors, c/o Ultratech, Inc., 3050 Zanker Road, San Jose, California 95134. The Company’s Investor Relations department will screen all communications for offensive or otherwise inappropriate messages, including advertisements and other solicitations unrelated to the Company or the activities of the Board.

Policy Regarding Director Attendance at Annual Meetings of Stockholders

The Company strongly encourages attendance by each incumbent director and each nominee to the Board at its Annual Meetings of Stockholders. All seven (7) then serving members of the Board attended the Company’s 2014 Annual Meeting of Stockholders.

Compensation Committee

The Compensation Committee currently consists of four (4) directors, Messrs. Gemunder, Richard (Chair), Timmins and Child. The Board has determined that each current member of the Compensation Committee is an “independent director” as that term is defined in Rule 5605 of The NASDAQ Stock Market’s Marketplace Rules. The Compensation Committee has a written charter, which was adopted by the Board in January 2003 and amended in February 2004, April 2013, April 2014 and April 2015. The Compensation Committee is primarily responsible for approving the Company’s general compensation policies and setting compensation levels for the Company’s executive officers. The Compensation Committee also administers the Company’s 1993 Stock Option/Stock Issuance Plan (the “1993 Plan”) and the Company’s 1998 Supplemental Stock Option/Stock Issuance Plan (which expired in October 2008). During the 2014 fiscal year, the Compensation Committee held seven (7) meetings and did not act by unanimous written consent.

Audit Committee

The Audit Committee currently consists of three (3) directors, Messrs. Konidaris, Raney and Timmins (Chair). The Audit Committee is responsible for overseeing the integrity of the Company’s financial statements and the appointment, compensation, qualifications, independence and performance of the Company’s independent auditors, as well as compliance with related legal and regulatory requirements, overseeing the Company’s risk management programs and performance of the Company’s accounting practices and internal controls. During the 2014 fiscal year, the Audit Committee held five (5) meetings and did not act by unanimous written consent.

The Board adopted and approved a written charter for the Audit Committee on June 8, 2000. The Audit Committee’s charter was substantially revised on January 28, 2003 and was further amended on February 2, 2004, April 19, 2011 and on April 21, 2015. The Board has determined that each current member of the Audit Committee is “independent” as that term is defined in Rule 10A-3 under the Securities Exchange Act of 1934 and an “independent director” as that term is defined in Rule 5605 of The NASDAQ Stock Market’s Marketplace Rules. In addition, the Board has determined that each member of the Audit Committee, Messrs. Konidaris, Raney and Timmins, is an “Audit Committee Financial Expert” as defined by Item 407 of SEC Regulation S-K.

Nominating and Corporate Governance Committee

The Nominating Committee, which was formed in April 2001, and which was changed to the Nominating and Corporate Governance Committee in January 2003, currently consists of three (3) directors, Messrs. Konidaris, Raney (Chair) and Richard. The Board has determined that each current member of the Nominating and Corporate Governance Committee is an “independent director” as defined in Rule 5605 of The NASDAQ Stock Market’s Marketplace Rules. During the 2014 fiscal year, the Nominating and Corporate Governance Committee held four (4) meetings and did not act by unanimous written consent. In January 2003, the Board substantially revised the written charter for the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee recommends to the Board the individuals to be nominated to stand for election to the Board by stockholders at each annual meeting and to fill vacancies on the Board, implements the Board’s criteria for selecting new directors, develops and recommends or assesses corporate governance policies of the Company and the Board, and oversees the Board’s and Board Committees’ annual Board, Committee and individual director evaluations. The Nominating and Corporate Governance Committee also oversees and administers a peer evaluation of the individual directors where each individual director is able to provide feedback on the performance of other directors.

Business Development Committee

The Business Development Committee, formed in 2013, currently consists of three (3) directors, Messrs. Child (Chair), Raney and Richard. The primary purposes of the Business Development Committee are: (1) review and recommend strategic investments or strategic investment transactions to the Board and Company management, (2) review and recommend merger and acquisition opportunities to the Board and Company management, (3) review and monitor progress of recent acquisitions, and (4) review and provide guidance to management and the Board with respect to the Company’s development and implementation of its corporate strategy. During the 2014 fiscal year, the Business Development Committee held five (5) meetings and did not act by unanimous written consent.

Consideration of Director Nominees

Stockholder Candidate Recommendations

The Nominating and Corporate Governance Committee will consider candidates for election to the Board recommended by stockholders. In evaluating such candidates, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” The notice of recommendation delivered to the Company must be received within the time permitted for submission of a stockholder proposal for inclusion in the Company’s proxy statement for the relevant Annual Meeting of Stockholders and must set forth as to each proposed nominee who is not an incumbent director (i) all information relating to the individual recommended or nominated that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected), (ii) the name(s) and address(es) of the stockholder(s) making the recommendation and the amount of the Company’s securities which are owned beneficially and of record by such stockholder(s), (iii) appropriate biographical information (including a business address and a telephone number) and a statement as to the individual’s qualifications, with a focus on any criteria publicly stated to be considered by the Nominating and Corporate Governance Committee in evaluating prospective Board candidates, including those identified below, (iv) a representation that the stockholder is a holder of record of stock of the Company entitled to vote on the date of submission of such written materials, and (v) any material interest of the stockholder in the recommendation. Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee should be addressed to: Chair of the Nominating and Corporate Governance Committee, Ultratech, Inc., 3050 Zanker Road, San Jose, California 95134.

Director Qualifications

The Board’s policy is to encourage the selection of directors who will contribute to the Company’s overall corporate goals of responsibility to its stockholders, industry leadership, customer success, positive working environment, and integrity in financial reporting and business conduct. The Board and the Nominating and Corporate Governance Committee review, from time to time, the experience and characteristics appropriate for Board members and Director candidates in light of the Board’s composition at the time and skills and expertise needed at the Board and committee levels. The Company does not have a formal policy with regard to the consideration of diversity in identifying Director candidates, but the Nominating and Corporate Governance Committee strives to nominate Directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s business. The Nominating and Corporate Governance Committee considers, among other things, whether a candidate:

•	has a reputation for integrity, strong moral character and adherence to high ethical standards;

•	holds or has held a generally recognized position of leadership in the community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment;

•	has demonstrated business acumen and experience, and the ability to exercise sound business judgment in matters that relate to the current and long-term objectives of the Company;

•	has the ability to read and understand basic financial statements and other financial information pertaining to the Company;

•	has a commitment to understand the Company and its business, industry and strategic objectives;

•

has a commitment and the ability to regularly attend and participate in meetings of the Board, Board Committees and stockholders, including the number of other company Boards on which the candidate serves and the candidate’s ability to generally fulfill all responsibilities as a director of the Company;

•	is willing to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group;

•	is in good health and has the ability to serve;

•	for prospective non-employee directors, would be independent under applicable rules of the SEC and The NASDAQ Stock Market rules;

•	has any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, serving as a director; and

•	is willing to accept the nomination to serve as a director of the Company.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee nominates individuals for election as directors at each annual meeting of stockholders and for appointment to fill vacancies on the Board in consultation with the Company’s Chief Executive Officer. The Committee identifies and evaluates candidates who, based on their biographical information and other information available to the Committee, appear to meet any minimum criteria adopted by the Committee and/or have the specific qualities, skills or experience being sought (based on input from the full Board and the Chief Executive Officer).

The Committee operates and chooses nominees or appointees in accordance with its charter.

•	Outside Advisors. The Committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees.

•

Stockholder Suggestions for Potential Nominees. The Committee will consider suggestions of candidates from stockholders properly submitted in accordance with procedures adopted by the Committee, as summarized above.

•

Nomination of Incumbent Directors. The re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria adopted by the Committee.

•

Interviews. After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Committee and by the Chief Executive Officer.

•

Board Approval. Upon completion of the above procedures, the Committee shall determine the list of potential candidates to be nominated or appointed to the Board, subject to the approval of the full Board, which shall include approval by a majority of the independent directors. The Board will select the slate of nominees only from candidates identified, screened and approved by the Committee.

Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination from time to time based on the position and direction of the Company and the membership of the Board. The Board has determined that having the Company’s Chief Executive Officer serve as Chairman is in the best interest of the Company’s shareholders at this time. This structure makes the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industries, as well as fostering greater communication between the Company’s management and the Board. The Board has appointed Mr. Timmins to act as the Lead Outside Director, and Mr. Timmins presides over and directs the Board’s independent sessions.

Risk Oversight

The Company faces a variety of risks. The Board believes an effective risk management system will (1) timely identify the material risks that the Company faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee, (3) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and (4) integrate risk management into Company decision-making.

The Board has designated the Audit Committee to take the lead in overseeing risk management and the Audit Committee makes periodic reports to the Board regarding briefings provided by management and advisors as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management processes. The Company has a risk management program implemented under the direction of the Company’s Chief Financial Officer, who reports to the Company’s Chief Executive Officer, Audit Committee and Board on such program.

In addition to the formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. The Board also continually works, with the input of the Company’s executive officers, to assess and analyze the most likely areas of future risk for the Company.

Director Compensation

The following table sets forth certain information regarding the compensation of each non-employee director for service on the Board of Directors during the 2014 fiscal year.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Stock Awards ($) (3) (4)	All other Compensation	Total ($)
Joel F. Gemunder	48,000	—	172,425	—	220,425
Nicholas Konidaris	50,000	—	172,425	—	222,425
Rick Timmins	96,000	—	172,425	—	268,425
Dennis R. Raney	73,500	—	172,425	—	245,925
Henri Richard	77,500	—	172,425	—	249,925
Michael Child	69,500	—	172,425	—	241,925

(1)	Represents cash retainer fees for serving on our Board of Directors and Board committees and fees for attending meetings of the Board of Directors or Board committees. For further information concerning the cash retainer fees, see the section below entitled “Director Annual Meeting and Retainer Fees”.
(2)	As of December 31, 2014, the following non-employee directors held options to purchase the following number of shares of the Company’s common stock: Mr. Gemunder, 16,000 shares; Mr. Konidaris, no shares; Mr. Timmins, 16,000 shares; Mr. Raney, 8,000 shares; Mr. Richard, no shares; and Mr. Child, no shares.
(3)	Pursuant to the automatic grant program in effect under the Company’s 1993 Stock Option/Stock Issuance Plan, Messrs. Gemunder, Konidaris, Timmins, Raney, Richard, and Child each received an RSU award covering 7,500 shares of the Company’s common stock at the 2014 Annual Meeting. Each such RSU award had a grant-date fair value of $22.99 per unit. Such grant-date fair value was, in accordance with ASC Topic 718, based on the closing price per share of the Company’s common stock on the grant date and was not adjusted for estimated forfeitures related to service-vesting conditions. For further information concerning the grant of RSUs to non-employee directors under the automatic grant program of the Company’s 1993 Plan, see the section below entitled “1993 Stock Option/Stock Issuance Plan.”
(4)	As of December 31, 2014, the following non-employee directors held RSU awards covering the following number of shares of the Company’s common stock: Mr. Gemunder, 7,500 shares; Mr. Konidaris, 7,500 shares; Mr. Timmins, 7,500 shares; Mr. Raney, 7,500 shares; Mr. Richard, 7,500 shares, and Mr. Child, 7,500 shares.

Director Annual Retainer and Meeting Fees. For the fiscal year ended December 31, 2014, the cash compensation paid to the non-employee Board members was as follows: (i) an annual cash retainer fee of $30,000, (ii) an additional cash fee of $20,000 to the Board member serving as “lead director”, (iii) an additional cash fee of $20,000 to the Board member serving as Chair of the Audit Committee, (iv) an additional cash fee of $17,500 to each Board member serving as the Chair of any standing Board committee other than the Audit Committee, (v) a cash fee of $2,000 per Board meeting attended, (vi) a cash fee of $2,000 per standing Board committee meeting attended (except that no fee is paid for any Board committee meeting held on the same day as a Board meeting), and (vii) a cash fee of $1,000 per standing Board committee meeting held on the day before or after a Board meeting at the Company’s headquarters.

1993 Stock Option/Stock Issuance Plan. Pursuant to the amendment to the automatic grant program in effect under the 1993 Stock Option/Stock Issuance Plan that was approved by the stockholders at the 2011 Annual Meeting, each non-employee director will, upon his or her initial election or appointment to the Board of Directors, receive a one-time automatic RSU award covering 10,000 shares of the Company’s common stock, provided such individual has not previously been in the Company’s employ. On the date of each Annual Stockholders Meeting, beginning with the 2011 Annual Stockholders Meeting, each non-employee Board member who continues to serve on the Board of Directors, whether or not he or she has been in the prior employ of the Company, will automatically receive an RSU award covering 7,500 shares of the Company’s common stock. There is no limit on the number of such annual RSU awards any one individual may receive over his or her period of continued Board service, but no individual will receive a 7,500-share RSU award for a particular year under the automatic grant program if he or she has received his or her initial RSU award under the automatic grant program within the immediately preceding six (6) months.

Each RSU award granted under the automatic grant program is subject to the following terms and conditions:

•

The shares subject to the initial 10,000-share RSU award will vest as follows: (i) fifty percent (50%) of the shares will vest upon the director’s completion of one (1) year of Board service measured from the grant date, and the remaining shares will vest in three (3) successive equal annual installments upon such director’s completion of each of the next three (3) years of Board service thereafter. The shares subject to each annual 7,500-share RSU award will vest upon the earlier of (i) the director’s completion of one (1) year of Board service measured from the grant date or the (ii) the director’s continuation in Board service through the day immediately prior to the Annual Stockholders Meeting immediately following the Annual Stockholders Meeting at which the RSU award was made.

•

Should the director die or become permanently disabled while serving as a Board member, then the shares at the time subject to each RSU award made to that individual under the automatic grant program will immediately vest.

•	The shares at the time subject to each outstanding RSU award under the automatic grant program will immediately vest in the event of a change in control of the Company.

•

The shares which vest under each RSU award will be issued at the time of vesting or as soon as administratively practicable thereafter, but in no event later than the later of the close of the calendar year in which the vesting date occurs or the fifteenth day of the third calendar month following such vesting date. However, one or more awards may be structured so that the issuance of the shares which vest under those awards will be deferred until the director ceases Board service or the occurrence of any earlier event such as a change in control or a designated date.

•

Should any dividend or other distribution payable other than in shares of the Company’s common stock be declared and paid on our outstanding common stock while an initial or annual RSU award under the automatic grant program is outstanding, then a special book account will be established for the non-employee director holding the award and will be credited with a dividend equivalent to the actual dividend or distribution which would have been paid on the shares subject to the RSU award had they been issued and outstanding and entitled to that dividend or distribution. The amount attributable to such dividend equivalents will be distributed to the non-employee director concurrently with the issuance of the vested shares to which those dividend equivalents relate.

Each of the following non-employee Board members received at the 2014 Annual Stockholders Meeting an automatic RSU award covering 7,500 shares of the Company’s common stock: Messrs. Raney, Richard, Gemunder, Konidaris, Timmins and Child.

Non-Employee Director Stock Ownership Guidelines. The Board has adopted stock ownership guidelines for non-employee directors that provide that within three years of becoming a member of the Board of Directors, or three years after the date of approval of the guidelines, whichever is later, each director is expected to accumulate and thereafter continue to hold, a minimum number of shares of the Company’s common stock equal to five times the base annual cash retainer payable to each non-employee director for service on the Board. Unvested stock and shares issuable upon distribution pursuant to unvested restricted stock units granted by the Company, in each case that vest as a result of the Director’s continued service to the Company over time (subject to any applicable vesting acceleration provisions), can be applied toward this goal. However, unvested stock and shares issuable upon distribution pursuant to unvested restricted stock units in each case that vest in connection with the achievement of performance targets, as well as unexercised options (whether vested or unvested) shall not count toward such goal. The shares must be held by the director as an individual or as part of a family trust. It is intended that directors hold, through outright ownership and through the Company’s equity award grants, a meaningful number of shares of the Company’s common stock, but that the foregoing policy be flexible in order to avoid foreclosing the appointment of or continued service by viable candidates for the Board in appropriate circumstances.

Recommendation of the Board of Directors

The Board recommends that the stockholders vote FOR the election of each of the above nominees.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the firm of Ernst & Young LLP, the Company’s independent registered public accounting firm during the fiscal year ended December 31, 2014, to serve in the same capacity for the fiscal year ending December 31, 2015, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Fees billed to the Company by Ernst & Young LLP for services rendered for fiscal years 2014 and 2013

Audit Fees

Audit fees billed to the Company by Ernst & Young LLP for professional services rendered for the audit of the Company’s 2014 annual financial statements, review of quarterly financial statements, audit services in connection with statutory filings, consents, review of documents filed with the Securities and Exchange Commission, Section 404 review of internal control over financial reporting, and accounting and financial reporting consultation totaled $1,854,000. Audit fees billed to the Company by Ernst & Young LLP for professional services rendered for the audit of the Company’s 2013 annual financial statements, review of quarterly financial statements, audit services in connection with statutory filings, consents, review of documents filed with the Securities and Exchange Commission, Section 404 review of internal control over financial reporting, and accounting and financial reporting consultation totaled $1,698,000.

Audit-Related Fees

There were no audit-related fees billed to the Company by Ernst & Young LLP during the Company’s 2014 and 2013 fiscal years.

Tax Fees

There were no tax fees billed to the Company by Ernst & Young LLP during the Company’s 2014 and 2013 fiscal years.

All Other Fees

Other than as set forth above, there were no other fees billed to the Company by Ernst & Young LLP during the Company’s 2014 and 2013 fiscal years.

All of the 2014 and 2013 audit fees, audit-related fees and tax fees, and all other fees, were pre-approved by the Audit Committee. The Audit Committee has delegated to Mr. Timmins the ability to approve, on behalf of the Audit Committee and in accordance with Section 10A under the Securities Exchange Act of 1934, services to be performed by the Company’s independent auditors.

The Audit Committee considered whether the provision of audit-related services, tax services, financial information systems design and implementation services and other non-audit services is compatible with the independent registered public accounting firm’s independence.

Recommendation of the Board of Directors

The Board recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 as described in this Proposal No. 2.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing its stockholders the opportunity to vote on an advisory resolution to approve the compensation of the Company’s named executive officers as described below.

The Company’s goal for its executive compensation program is to attract, motivate and retain qualified executives through competitive compensation packages. The Company believes that the compensation paid to its executive officers should be substantially dependent on the Company’s financial performance and the value created for its stockholders, and so has designed its executive compensation program to support a strong pay-for-performance philosophy while maintaining an overall level of compensation that the Company believes is fair, reasonable and responsible. The Compensation Discussion and Analysis, beginning on page 22 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2014 in more detail. Highlights of the program and the principles guiding the Company’s executive compensation decisions include the following:

•	use of an independent compensation consultant engaged by the Compensation Committee of the Company’s Board;

•

structuring each executive’s total direct compensation (base salary plus annual target bonus plus grant-date value of annual equity awards) so that a substantial portion is comprised of long-term equity incentive awards and variable, performance-based annual cash compensation to achieve an appropriate balance between the Company’s long-term and short-term performance goals, with the objective of establishing a positive relationship between operational performance and stockholder return;

•	providing an overall level of compensation that is externally competitive, internally equitable and performance-driven; and

•

ensuring that total compensation levels are reflective of the Company’s financial performance and provide the executive officer with the opportunity to earn above-market total compensation for exceptional business performance.

The Company’s financial performance in terms of the operating income goal taken into account for purposes of the short-term cash incentive component of the 2014 Management Incentive Plan did not meet the minimum level. For the purpose of calculating the payout under this plan, the Company and its consolidated subsidiaries experienced an operating loss of approximately $19,063,000 for the 2014 fiscal year. The Company’s financial performance in terms of the revenue goal exceeded the minimum level. For the purpose of calculating the payout under this plan, revenue for the 2014 fiscal year on a consolidated basis was approximately $150,540,000, which exceeded the minimum established for the metric by approximately $6,540,000. Based on these financial results for the 2014 fiscal year, each of the Company’s executive officers earned a cash bonus for that year equal to approximately 13.8% of his target bonus amount. However, the advisory vote on executive officer compensation is not intended to address any specific item of compensation, but rather the overall compensation provided to the Company’s named executive officers and the executive compensation policies, practices and programs described in this Proxy Statement.

Accordingly, the Company requests the stockholders to approve by advisory vote the following resolution relating to the compensation of the Company’s named executive officers:

“Resolved that the Company’s stockholders hereby approve the compensation paid to the Company’s executive officers named in the Summary Compensation Table of this Proxy Statement, as that compensation is disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables contained in this Proxy Statement.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by its stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Recommendation of the Board of Directors

The Board recommends that the stockholders vote FOR the resolution to approve the compensation of the Company’s named executive officers as described above in this Proposal No. 3.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board recommends. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company’s common stock as of March 31, 2015 (unless otherwise stated in the footnotes) by (i) all persons known to the Company who are or who may be deemed beneficial owners of five percent (5%) or more of the Company’s common stock based solely on a review of Form 4, Schedule 13G and Schedule 13D filings with the Securities and Exchange Commission since January 1, 2013, (ii) each director of the Company, (iii) the named executive officers and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Ultratech, Inc., 3050 Zanker Road, San Jose, CA, 95134. Unless otherwise indicated, each of the security holders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Except as otherwise indicated in the footnotes to the table or for shares of common stock held in brokerage accounts, which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned are currently pledged as securities for any outstanding loan or indebtedness.

Name and Address of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned (1)
Artisan Partners Limited Partnership (2)	2,735,870	9.70%
Artisan Partners Holdings LP
Artisan Partners Asset Management Inc. Artisan Investment Corporation
Artisan Investments GP LLC
ZFIC, Inc.
Andrew A. Ziegler
Carlene M. Ziegler
Artisan Partners Funds, Inc.
875 East Wisconsin Avenue, Suite 800
Milwaukee, WI 53202

BlackRock, Inc. (3)	2,793,620	10.20%
40 East 52nd Street
New York, NY 10022

Frontier Capital Management Co. LLC (4)	2,286,202	8.09%
99 Summer Street
Boston, MA 02110

Carlson Capital L.P. (5)	2,777,486	10.14%
Asgard Investment Corp. II
Asgard Investment Corp. II
Mr. Clint D Carlson
2100 McKinney Avenue, Suite 1800
Dallas, TX 75201

FMR LLC (6)	2,137,230	7.56%
245 Summer Street
Boston, MA 02110

Neuberger Berman Group LLC (7)	1,446,732	5.12%
Neuberger Berman LLC
111 Huntington Avenue
Boston, MA 02199

Name and Address of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned (1)
The Vanguard Group, Inc. (8)	1,841,003	6.51%
100 Vanguard Blvd.
Malvern, PA 19355

Arthur W. Zafiropoulo (9)	1,037,835	3.62%
Bruce R. Wright (10)	424,050	1.52%
Michael Child (11)	17,014	*
Joel F. Gemunder (12)	59,500	*
Nicholas Konidaris	42,500	*
Dennis R. Raney (13)	40,000	*
Henri Richard	29,500	*
Rick Timmins (14)	66,000	*
All current directors and executive officers as a group (8 persons)	1,718,065	5.92%

*	Less than one percent (1%) of the outstanding common stock.
(1)	Percentage of ownership is based on 27,601,912 shares of common stock issued and outstanding on March 31, 2015. This percentage also takes into account the common stock to which such individual or entity has the right to acquire beneficial ownership within sixty (60) days after March 31, 2015, including, but not limited to, through the exercise of options or pursuant to outstanding RSUs; however, such common stock will not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity. Such calculation is required by Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934, as amended.
(2)	Information regarding Artisan Partners Limited Partnership, Artisan Partners Holdings LP, Artisan Partners Asset Management Inc., Artisan Investment Corporation, Artisan Investments GP LLC, ZFIC, Inc., Andrew A. Ziegler, Carlene M. Ziegler and Artisan Partners Funds, Inc. is based on their Schedule 13G/A filed with the Securities and Exchange Commission on January 30, 2015. According to the Schedule 13G/A, Artisan Partners Limited Partnership has beneficial ownership over 2,735,870 shares, and the remaining investors have beneficial ownership over 4,212,170 shares, including the shares held by Artisan Partners Limited Partnership.
(3)	Information regarding BlackRock, Inc. is based on its Schedule 13G/A filed with the Securities and Exchange Commission on March 10, 2015.
(4)	Information regarding Frontier Capital Management Co. LLC is based on its Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2015.
(5)	Information regarding Carlson Capital L.P. is based on its Schedule 13G/A filed with the Securities and Exchange Commission on March 6, 2015.
(6)	Information regarding FMR LLC is based on its Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2015.
(7)	Information regarding the Neuberger Breman Group LLC is based on its Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2015.
(8)	Information regarding The Vanguard Group, Inc. is based on its Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2015.
(9)	Consists of (i) 386,543 shares held in the name of Arthur W. Zafiropoulo, trustee of the Separate Property Trust, dated July 20, 1998, for the benefit of Arthur W. Zafiropoulo, (ii) 88,000 shares held in the name of the Zafiropoulo Family Foundation, (iii) 387,292 shares held in the name of Arthur W. Zafiropoulo for the benefit of Arthur W. Zafiropoulo and Lisa Zafiropoulo Joint Account, (iv) 172,000 shares of the Company’s common stock subject to options which are currently exercisable or will become exercisable within 60 days after March 31, 2015 and (v) 4,000 shares of the Company’s common stock subject to RSUs which have been distributed or will become distributable within 60 days after March 31, 2015.

(10)	Consists of (i) 317,330 shares of the Company’s common stock subject to options and RSUs, which are currently exercisable or which will become exercisable within 60 days after March 31, 2015 and (ii) 2,000 shares of the Company’s common stock subject to RSUs which have been distributed or will become distributable within 60 days after March 31, 2015.
(11)	Consists of (i) 590 shares held in a retirement plan and (ii) 1,667 shares of the Company’s common stock subject to RSUs which have been distributed or will become distributable within 60 days after March 31, 2015.
(12)	Includes 16,000 shares of the Company’s common stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 31, 2015.
(13)	Includes 8,000 shares of the Company’s common stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 31, 2015.
(14)	Includes 16,000 shares of the Company’s common stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 31, 2015.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction. This Compensation Discussion and Analysis addresses the policies and objectives underlying the compensation programs in effect for the Company’s executive officers. The discussion begins with an executive summary of the principal elements of the Company’s executive compensation programs. Those programs reflect the fact that the Company is engaged in a very competitive industry, and its success depends upon its ability to attract and retain qualified executives through competitive compensation packages.

The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) administers the compensation programs for the Company’s executive officers with this competitive environment in mind. However, the Company believes that the compensation paid to its executive officers should also be substantially dependent on the Company’s financial performance and the value created for its stockholders. For this reason, the Compensation Committee also utilizes the Company’s compensation programs to provide meaningful incentives for the attainment of the Company’s short-term and long-term strategic objectives and thereby reward those executive officers who make a substantial contribution to the attainment of those objectives.

Executive Summary

The Company’s overarching compensation goal is to reward executive officers in a manner that supports a strong pay-for-performance philosophy while maintaining an overall level of compensation that the Company believes is fair, reasonable and responsible. The Company believes this objective is accomplished through the following principles and processes that underlie the executive compensation programs:

1.	The Compensation Committee works with its own independent consultants to obtain the advice and market data input needed to structure compensation programs for the executive officers that are competitive and designed to accomplish the Company’s pay-for performance objectives. With the assistance of such consultants, the Compensation Committee may periodically perform a benchmarking process in which the Compensation Committee will compare executive officer compensation against a set peer group of companies selected on the basis of relevant industry, size and complexity.

2.	In setting the total direct compensation (defined as base salary plus annual target bonus plus the grant-date value of the long-term equity or other incentive awards) of the Company’s executive officers, the Compensation Committee takes into account the Company’s financial performance and the duties and responsibilities of each executive officer. For a particular year, the Compensation Committee may also engage in a peer group benchmarking process when it believes that the economic circumstances warrant the process. However, the Compensation Committee will typically only use the benchmarking data for purposes of comparing the compensation of its executive officers against comparable positions at specific compensation levels and financial peer groups of companies to determine whether the Company’s executive compensation programs are generally competitive relative to its peers. The Compensation Committee does not typically target a specific percentile to be achieved for each executive officer as compared with their counterparts at the peer group companies.

3.	Through the annual Management Incentive Plan, the Compensation Committee structures a substantial portion of each executive officer’s total direct compensation in the form of long-term equity incentive awards and variable, performance-based annual cash compensation. This structure is designed to achieve an appropriate balance between the Company’s long-term and short-term performance goals, with the objective of establishing a positive relationship between the Company’s operational performance and stockholder return.

4.

The Company’s financial performance in terms of the operating income goal taken into account for purposes of the short-term cash incentive component of the 2014 Management Incentive Plan did not meet the minimum level. For the purpose of calculating the payout under this plan, the Company and its consolidated subsidiaries experienced an operating loss of approximately $19,063,000 for the 2014 fiscal year. The Company’s financial performance in terms of the revenue goal exceeded the minimum level. For the purpose of calculating the payout under this plan, revenue for the 2014 fiscal year on a consolidated basis was approximately $150,540,000, which exceeded the minimum established for the metric by approximately $6,540,000. Based on these financial results for the 2014 fiscal year, each of the Company’s executive officers earned a cash bonus for that year equal to approximately 13.8% of his target bonus amount. The various tier levels of performance goal attainment that the Compensation Committee established for the 2014 fiscal year are described in more detail below under the heading “Annual Incentive Compensation.”

5.	For the five fiscal-year period ending with the 2014 fiscal year, the Company’s financial performance in terms of consolidated revenue, consolidated operating income and other key financial metrics may be summarized as follows:

FISCAL YEARS

Dollar Amounts (in thousands)	2014	2013	2012	2011	2010
Revenue	150,540	157,272	234,825	212,333	140,603
Gross Profit	63,273	67,382	131,810	110,325	71,641
Operating Income (loss)	(19,063)	(15,058)	56,398	44,020	17,541
Net Income (loss)	(19,111)	(13,769)	47,187	39,230	16,781
Net Cash Provided by (Used In) Operating Activities	(6,654)	(6,751)	77,131	37,391	22,879

6.	The average closing price per share of the Company’s common stock for the first fifteen trading days of the 2014 fiscal year was $27.66, and the average closing price for the last fifteen trading days of that fiscal year was $18.02. Accordingly, for that one-year period, the total shareholder return based on such calculation was negative (approximately -35%). The average closing price per share of the Company’s common stock for the first fifteen days of the 2010 fiscal year was $14.97, and the average closing price per share for the last fifteen days of the five fiscal-year period ending with the close of the 2014 fiscal year was, as indicated, $18.02, resulting in an annual shareholder return for that period based on such calculation of approximately 4% on a compounded annual basis.

7.	The Company does not believe that the performance-based nature of the executive compensation program encourages excessive risk-taking by its executive officers that would threaten the economic viability of the Company. First, the predominant component of each executive officer’s total direct compensation is in the form of long-term equity awards tied to the value of the Company’s common stock, and those awards accordingly promote a commonality of interest between the executive officers and the Company’s stockholders in sustaining and increasing stockholder value. Because the equity awards are typically made on an annual basis to the executive officers, those officers always have unvested awards outstanding that could decrease significantly in value if the Company’s business is not managed to achieve its long term goals. Secondly, under the annual cash incentive bonus programs, an individual target bonus amount is established for each executive officer, and the performance measures upon which the actual bonus amounts are determined are tied to the attainment of objectives intended to sustain stockholder value, such as revenue growth and targeted levels of operating income. However, at all levels of performance goal attainment, there are limits in place that tie the potential bonus amount to either a fraction or multiple of the target bonus amount. Third, the Compensation Committee may, from time to time, consider granting supplemental bonuses earned based on achievement of different performance measures. Finally, the overall compensation structure is not overly-weighted toward short-term incentives, and the Company has taken what it believes are reasonable steps to protect against the potential of disproportionately large short-term incentives that might encourage excessive risk taking.

8.	The Company does not offer guaranteed retirement or pension benefits. Instead, the Company provides its executive officers with the opportunity to accumulate retirement income primarily through their long-term equity awards that increase in value as stockholder value is created and sustained.

9.	Messrs. Zafiropoulo and Wright each have employment agreements that provide severance benefits in the event their employment is terminated under certain circumstances, including an involuntary termination of employment without cause or a resignation for good reason. The level of severance benefits is enhanced if the termination event occurs in connection with a change-in-control. The Company believes that the severance benefits provided under those employment agreements are consistent with both peer company and broader market practices and are fair and reasonable in light of the many years of service Messrs. Zafiropoulo and Wright have rendered the Company and the level of dedication and commitment they have shown over those years.

Compensation Policy for Executive Officers. The Compensation Committee has designed the various elements comprising the compensation packages of the Company’s executive officers to achieve the following objectives:

•	attract, retain, motivate and engage executives with superior leadership and management capabilities,

•	provide an overall level of compensation to each executive officer which is externally competitive, internally equitable and performance-driven, and

•

ensure that total compensation levels are reflective of the Company’s financial performance and provide the executive officers with the opportunity to earn above-market total compensation for exceptional business performance.

Each executive officer’s compensation package typically consists of three elements: (i) a base salary, (ii) an annual cash bonus opportunity tied solely to the Company’s attainment of pre-established financial objectives, and (iii) long-term, stock-based incentive awards, typically in the form of stock option grants and restricted stock unit awards, designed to align and strengthen the mutuality of interests between the Company’s executive officers and its stockholders. In determining the appropriate level for each element of such compensation, the Compensation Committee takes into account the Company’s financial performance and operating results and the executive officer’s duties and responsibilities, and for a particular year, the Compensation Committee may also engage in a peer group benchmarking process. However, the Compensation Committee may not perform such a peer group benchmarking process for a particular year when it concludes that there have not been any significant changes in the market data for the prior year or years or when the economic circumstances do not otherwise warrant the process. When such a benchmarking process is done, the Compensation Committee will typically only use the benchmarking data for purposes of comparing the compensation of its executive officers against comparable positions at specific compensation levels and financial peer groups of companies to determine whether the Company’s executive compensation programs are generally competitive relative to its peers. The Compensation Committee does not typically target a specific percentile to be achieved for each executive officer as compared with their counterparts at the peer group companies. In setting the compensation levels for Messrs. Zafiropoulo and Wright for fiscal 2014, the Compensation Committee did not target a specific percentile to be achieved for each executive officer as compared with their counterparts at the peer group companies but took into account the fact that Messrs. Zafiropoulo and Wright continued to have duties and responsibilities that extended beyond those of their counterparts at peer group companies. Such extended duties and responsibilities were due to the fact that the Company has had only two named executive officers for the last few years, whereas the number of named executive officers at each peer group company has typically been higher.

For 2015, the Compensation Committee has implemented a cash incentive program for executive officers, in lieu of a regular, annual stock-based award, such as options or restricted stock units. As in prior years, one component of the program consists of a Management Incentive Plan that may pay out at a percentage of the executive officer’s annual salary, based on the Company’s performance against established revenue and operating income goals. In addition, the Compensation Committee established a long term cash incentive that ties the payout to the Company’s stock price. This incentive may pay out to an executive officer if the trading price of the Company’s common stock achieves certain levels for fifteen (15) consecutive trading days during the period ending December 31, 2016, or a specified certain change in control transaction occurs at such prices no later than December 31, 2019.

Impact of 2014 Say-on-Pay Vote. The most recent stockholder advisory vote on executive officer compensation required under the federal securities laws was held on July 15, 2014, after the Compensation Committee had approved the 2014 compensation of the named executive officers. Approximately 80 percent of the total votes cast on such proposal (including abstentions) were in favor of the compensation of the named executive officers, as that compensation was disclosed in the Compensation Discussion and Analysis and the various compensation tables and narrative that appeared in the Company’s proxy statement dated June 2, 2014. Based on that level of stockholder approval, the Compensation Committee decided not to make any material changes to the Company’s compensation philosophies, policies and practices for the remainder of the 2014 fiscal year. Based on the voting preference of the Company’s stockholders, advisory votes on executive officer compensation will be conducted every year, and the Compensation Committee will continue to take into account each such annual advisory vote in order to determine whether any subsequent changes to the Company’s executive compensation programs and policies would be warranted to reflect any stockholder concerns reflected in those advisory votes.

Comparative Framework. For purposes of determining whether the various elements of the Company’s executive officer compensation package remain competitive at their targeted levels, the Compensation Committee historically has engaged an independent compensation consulting firm to provide competitive market data and advice from time to time on the Company’s executive compensation programs and policies. The Compensation Committee uses such data to conduct periodic reviews of the compensation levels in effect for executive officer positions at a peer group of comparable companies that the Compensation Committee identified, with the assistance of its compensation consultant, in the high-tech and precision manufacturing industries. However, such comparative compensation reviews do not occur on a regularly-scheduled basis, but only at such times as the Compensation Committee believes that economic circumstances warrant the process. The companies which have historically comprised the comparative peer group are as follows:

Advanced Energy Industries, Inc. ATMI, Inc. Axcelis Technologies, Inc. Brooks Automation, Inc. Coherent, Inc. Cymer, Inc.	GSI Group Inc. Kulicke & Soffa Industries, Inc. Mattson Technology, Inc. MKS Instruments, Inc. Veeco Instruments Inc.

In addition to the peer group of companies listed above, the Compensation Committee may also review competitive market data related to executive officer positions at a group of companies against which the Company compares its financial performance. This group includes a subset of the companies listed above (Advanced Energy Industries, Inc., Brooks Automation, Inc., Mattson Technology, Inc., MKS Instruments, Inc. and Veeco Instruments Inc.) as well as two additional companies: FEI Company and Rudolph Technologies.

Compensation Consultants. For compensation decisions made in 2014 with respect to the compensation of the Company’s non-employee Board members and in setting executive officer compensation for the 2015 fiscal year, the Compensation Committee continued to utilize Compensia as its independent consulting firm. Compensia reports directly to the Compensation Committee and not to management. Compensia is independent from the Company, has not provided any services to the Company other than to the Compensation Committee, and receives compensation from the Company only for services provided to the Compensation Committee. The Compensation Committee assessed the independence of Compensia pursuant to SEC rules and concluded that the work of Compensia has not raised any conflict of interest.

Elements of Compensation. Each of the three major elements comprising the compensation package for executive officers (salary, target annual bonus and long-term equity awards) for the 2014 fiscal year was designed to achieve one or more of the Company’s overall objectives of setting a competitive level of compensation, tying compensation to the attainment of one or more of the Company’s strategic business objectives and subjecting a substantial portion of the executive officer’s compensation to the Company’s financial success as measured in terms of the Company’s stock price performance. The manner in which the Compensation Committee structured each element of compensation may be explained as follows.

Salary. The Compensation Committee reviews the base salary level of each executive officer in January each year, with any salary adjustments for the year to be effective as of January 1st of that year. The base salary for each executive officer named in the Summary Compensation Table is determined on the basis of his level of responsibility and experience. The Compensation Committee believes that this component of compensation should provide a level of economic security and stability from year to year and not be dependent to any material extent on the Company’s financial performance. In addition, Messrs. Zafiropoulo and Wright have existing employment agreements with the Company which set a minimum level of annual base salary, subject to periodic upward adjustment at the discretion of the Compensation Committee. For the 2014 fiscal year, no adjustments were made to the base salary levels of Messrs. Zafiropoulo and Wright and their base salary levels remained at $575,000 and $350,000, respectively, which the Compensation Committee determined was competitive based on current market data for their positions in the industry.

Annual Cash Bonus. On March 19, 2014, the Compensation Committee established the Management Incentive Program (the “MIP”) for the 2014 fiscal year for the executive officers. As was the case for the 2013 MIP, the cash bonus opportunity under the 2014 MIP was tied solely to the Company’s operating income and revenue levels for the 2014 fiscal year. The target bonuses set under the 2014 MIP for the Company’s executive officers were as follows: $862,500 for Mr. Zafiropoulo (150% of 2014 fiscal year base salary) and $350,000 for Mr. Wright (100% of 2014 fiscal year base salary).

Half of the potential bonus opportunity for each executive officer was tied to an operating income target, and the other half tied to a revenue target. Four performance levels were established for each goal, and the actual level at which each goal was attained determined the bonus amount payable to the executive officer with respect to that goal. No qualitative performance factors, whether in the terms of Company or individual performance, were established as a condition to the bonus potential set for each executive officer. The potential bonus with respect to each goal, as a multiple or fraction of the fifty percent (50%) component of the target bonus allocated to that goal is set forth below for each specified level of goal attainment. Goal attainment is measured on a consolidated basis with the Company’s consolidated subsidiaries for financial reporting purposes.

LEVEL OF ATTAINMENT FOR REVENUE GOAL		MULTIPLE/FRACTION OF TARGET BONUS AMOUNT
MINIMUM:	$144,000,000	.25x
TIER I:	$205,000,000	.50x
TIER II:	$236,000,000	.75x
TIER III:	$266,000,000	1.0x

LEVEL OF ATTAINMENT FOR OPERATING INCOME GOAL		MULTIPLE/FRACTION OF TARGET BONUS AMOUNT
MINIMUM:	$9,700,000	.25x
TIER I:	$13,800,000	.50x
TIER II:	$15,900,000	.75x
TIER III:	$17,900,000	1.0x

If both performance goals were attained at the Tier III target level, then each executive officer would have been awarded his target bonus under the MIP. If the actual level of attainment for either goal had been between any two designated levels up to that target Tier III level, then the bonus potential for that goal would be in a dollar amount interpolated on a straight line basis between those two levels. If the Company’s operating income or revenue goal for the 2014 fiscal year exceeded the target Tier III level, then the bonus potential for that goal would have increased on an extrapolated basis in accordance with the same slope that applies to the interpolation between Tier II and Tier III level performance.

For example, the differential between Tier II and Tier III revenue levels for 2014 is $30 million ($266 million—$236 million), and there are 25 basis points of target bonus assigned to that differential (1.00—0.75). If actual revenue for the 2014 fiscal year had been at the $251 million mid-point level ($236 million plus an additional $15 million), then the bonus factor for that component would have been 0.875x—the midpoint between the two tiers, and that factor would have accordingly been applied to the portion of the target bonus tied to the revenue metric. The same process would have been applied for revenue in excess of the $266 million Tier III level. For the next $30 million of revenue in excess of the $266 million Tier III level, an additional 25 basis point of target bonus could have been earned on an extrapolated basis between $266 million and $296 million. Accordingly, if actual revenue for 2014 fiscal year had been at the $281 million mid-point level ($266 million plus an additional $15 million of revenue), the bonus multiple assigned to that excess would have been be 1.125x—the midpoint between 1x and 1.25x, and that factor would have been applied to the portion of the target bonus tied to 2014 fiscal year revenue. The same process would have been repeated for each additional $30 million of revenue in excess of the Tier III level.

In determining the levels at which the net operating income and revenue objectives were met for the 2014 fiscal year, the Compensation Committee primarily relied on the reported financial results in the Company’s audited consolidated financial statements for the 2014 fiscal year, prepared in accordance with U.S. generally accepted accounting principles. Based on the reported financial results, the Compensation Committee determined in February 2015 that the Company’s operating income for the 2014 fiscal year on a consolidated basis with its subsidiaries was less than the minimum level established for that performance metric and that the Company’s revenue for such fiscal year on a consolidated basis exceeded the minimum level established for that particular goal by approximately $6,540,000.

As a result, Messrs. Zafiropoulo and Wright each earned a bonus amount for the 2014 fiscal year equal to approximately 27.6% of the portion of their target bonus allocated to the revenue objective, but they earned no bonus for such fiscal year for the portion of their target bonus allocated to the operating income objective. Their actual bonus amounts were as follows and represented for each of them an aggregate bonus amount equal to approximately 13.8% of their target bonus amount for the year:

Name	Bonus Tied to Operating Income Goal	Bonus Tied to Revenue Goal	Total Bonus Amount
Arthur W. Zafiropoulo	$0	$119,378	$119,378
Bruce R. Wright	$0	$48,443	$48,443

One half of the bonus amount was paid following the close of the 2014 fiscal year, and the remainder has been deferred and is subject to an annual installment vesting schedule tied to the executive officer’s continued service with the Company over an additional two-year period. The deferred portion will be paid as it vests and will earn interest at a designated rate until paid. The deferred portions will immediately vest and become payable in the event the executive officer’s employment terminates under certain defined circumstances during the deferral period. Accelerated payouts will also occur in the event of certain changes in control or ownership of the Company. The 2014 MIP also provided for pro-rata disbursement of the non-deferred portion of the bonus in the event the executive officer terminated employment under certain defined circumstances during the 2014 fiscal year performance period.

Additional Bonus Opportunity. On March 19, 2014, the Compensation Committee approved an additional bonus opportunity for Messrs. Zafiropoulo and Wright for the 2014 fiscal year. The additional bonus would only be earned if the ratio of the Company’s operating income to its revenue (the “Operating Income Percentage”) for 2014 ranked in the top three relative to the Operating Income Percentage for a peer group of eleven companies selected by the Compensation Committee, the Company’s operating income for the 2014 fiscal year was at least $9,700,000, and the executive continued in the Company’s employ through the end of the 2014 fiscal year (subject in each case to certain exceptions related to certain terminations of employment). If the Company’s Operating Income Percentage ranked in the top three but the Company’s operating income for the 2014 fiscal year was not at least $13,800,000, each executive’s bonus would be subject to reduction. For this purpose, the peer group companies consisted of Advanced Energy Industries, Inc., Axcelis Technologies, Inc., Brooks Automation, Inc., Coherent, Inc., GSI Group, LLC, Kulicke & Soffa Industries, Inc., Mattson Technology, Inc. MKS Instruments, Inc., Nanometrics Incorporated, Rudolph Technologies, Inc., and Veeco Instruments Inc. If the Company’s Operating Income Percentage ranked in the top three and the Company’s operating income for the 2014 fiscal year was at least $13,800,000, the bonus amount for each executive officer would be: $450,000, $250,000 or $100,000 if the Company ranked first, second or third, respectively. Any bonus earned would be paid following the close of the 2014 fiscal year. If the goals were not achieved, no bonus would be payable. As the Company’s operating income threshold was not met, no additional bonus was payable to Messrs. Zafiropoulo and Wright.

Long-Term Equity Incentives. The Company has structured its long-term incentive program for executive officers in the form of equity awards under its 1993 Stock Option/Stock Issuance Plan (the “1993 Plan”). For many years, stock option grants were the Company’s sole form of equity award. However, in January 2006, the Compensation Committee began to award restricted stock units (“RSUs”) as part of the Company’s long-term incentive program. The Company believes that RSUs are a valuable addition to its long-term incentive program for several reasons, including ongoing concerns over the dilutive effect of option grants on the Company’s outstanding shares (RSU awards cover a smaller number of shares that an option grant with the same grant-date value), the Company’s desire to have a more direct correlation between the compensation expense it must record for financial accounting purposes and the actual value delivered to executive officers and other employees, and the fact that the incentive and retention value of an RSU award is less affected by market volatility than stock options. As a result, the Company has typically used a combination of stock option grants and RSUs under the 1993 Plan to provide long-term incentives to its executive officers and other key personnel.

Each equity award is designed to align the interests of the executive officer with those of the stockholders and to provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. In determining the size of the individual equity awards made to each executive officer, the Compensation Committee does not take into account the attainment of any specific Company performance goals or the achievement of any individual goals. Accordingly, no performance metrics or individual goals are established by the Compensation Committee to serve as the measure for sizing the individual equity awards made to the executive officers. Instead, the Compensation Committee works with its independent consultant each year in compiling relevant market data to determine the appropriate sizing of the awards. The Compensation Committee retains complete discretion to size each individual equity award as it thinks appropriate and may depart from the market data percentiles as individual circumstances warrant.

As part of the 2014 MIP, the Compensation Committee authorized RSU and stock option awards for Messrs. Zafiropoulo and Wright. The number of shares of the Company’s common stock covered by such awards is indicated below. Each award was made in a series of four successive equal quarterly grants over the course of the 2014 fiscal year. Accordingly, awards with respect to one-fourth of the total number of shares of the Company’s common stock indicated in the table below for each executive officer were made on February 3, 2014, April 28, 2014, July 21, 2014 and October 27, 2014.

Name	Total Number of Shares Subject to Restricted Stock Units (#)	Total Number of Option Shares (#)
Arthur W. Zafiropoulo	50,000	100,000
Bruce R. Wright	25,000	75,000

Each restricted stock unit granted under the 2014 MIP represents the right to receive one share of the Company’s common stock on the designated issuance date following the vesting of that unit. Each installment of an award will vest incrementally over a fifty (50)-month period of service with the Company measured from January 1, 2014, and the shares of the Company’s common stock underlying the units that so vest will be issued on a periodic basis over the vesting schedule. Accelerated vesting of all the units will occur upon a change in control of the Company or upon the individual’s cessation of employment under certain defined circumstances in the absence of a change in control. The shares underlying any units that vest on such an accelerated basis will, in general, be issued concurrently with the vesting acceleration event, subject to any holdback requirements under applicable tax laws.

Each of the quarterly option grants pursuant to the 2014 MIP has an exercise price equal to the closing price per share of the Company’s common stock on the applicable grant date and a maximum term of ten years measured from that grant date, subject to earlier termination upon the executive’s cessation of employment with the Company. Each such option will vest and become exercisable for the option shares incrementally over a fifty (50)-month period of service with the Company measured from January 1, 2014. However, each option will vest in full and become exercisable for all the option shares, on an accelerated basis, upon a change in control of the Company or the individual’s cessation of employment under certain defined circumstances.

The Compensation Committee believes that the equity awards made in the 2014 fiscal year and in prior years under its long-term incentive program provide the Company’s executive officers with a competitive equity compensation package based on market data compiled by its independent consultant and are also in line with the Compensation Committee’s pay-for-performance objectives.

Risk Assessment of Executive Officer Compensation

The Company believes the various components of the total compensation package of the executive officers, as discussed above, are appropriately balanced so as to avoid any excessive risk taking by such individuals. First, the long-term equity awards granted for the 2014 fiscal year and in prior fiscal years, which are tied to the market price of the Company’s common stock, represent the predominant component of executive officer compensation and promote a commonality of interest between the executive officers and the Company’s stockholders in sustaining and increasing stockholder value. In addition, a substantial portion of the equity component in the 2014 fiscal year is in the form of restricted stock units. The use of such restricted stock units mitigates the potential risk that stock options pose in encouraging risk taking in the short term. Restricted stock units provide varying levels of compensation as the market price of the Company’s common stock fluctuates over time and are less likely to contribute to excessive risk taking. The restricted stock unit awards also vest over a period of years, and that vesting element encourages the award recipients to focus on sustaining the Company’s long-term performance. Because equity awards, whether in the form of stock options or restricted stock units, are typically made on an annual basis, the executive officers always have unvested awards outstanding that could decrease significantly in value if the Company’s business is not managed to achieve its long term goals. Secondly, under the Company’s standard annual cash incentive bonus program, an individual target bonus amount is established for each executive officer, and the performance measures upon which the actual bonus amounts are determined are tied to strategic objectives intended to sustain stockholder value. At all levels of performance goal attainment, there are limits in place that tie the potential bonus amount to either a fraction or multiple of the target bonus. If both goals are attained at the Tier I level, the bonus payable to an executive officer will equal half of his target bonus for the year, and for attainment of both goals at the Tier III level, the bonus will be limited to one times his target bonus. For goal attainment above the Tier III level, the actual bonus will continue to be tied to the target bonus amount but will be increased to reflect the higher level of attainment on the same straight-line interpolated basis that applies to the span between Tier II and Tier III levels. For the last three fiscal years, the bonuses earned by Messrs. Zafiropoulo and Wright as a percentage of their target bonus have been as follows: for the 2012 fiscal year, the actual bonus level of each of them was at approximately 141% of the target; for the 2013 fiscal year, no bonuses were earned as the minimum level required for any bonus payment was not achieved; and for the 2014 fiscal year, the actual bonus level of each of them was at approximately 13.8% of target. Additionally, payments based on performance goal attainment under the annual cash incentive bonus program are subject to an additional service vesting schedule so that a participant must remain with the Company for at least three years from the start of the one-year performance measurement period in order to earn his or her full payment for that performance period, thereby further encouraging long-term focus. The Company’s long-term cash incentive plan, introduced in 2015, is tied to achieving target market prices for the Company’s common stock for a sustained period, which also promotes a commonality of interest between the executive officers and the Company’s stockholders in increasing stockholder value.

The Compensation Committee may, from time to time, consider granting supplemental bonuses based on achievement of different performance measures. In 2014, the Compensation Committee approved the grant of supplemental bonuses to Messrs. Zafiropoulo and Wright subject to achievement of an operating income percentage for 2014 that ranked in the top three operating income percentages among a peer group of eleven companies selected by the Compensation Committee and satisfaction of a minimum Company operating income threshold. No supplemental bonuses were paid for 2014 as the Company did not meet its operating income threshold.

The overall compensation structure is not overly-weighted toward short-term incentives, and the Compensation Committee has taken what it believes are reasonable steps to protect against the potential of disproportionately large short-term incentives that might encourage excessive risk taking.

Market Timing of Equity Awards. The Compensation Committee does not engage in any market timing of the equity awards made to the executive officers or other award recipients. The awards for existing executive officers and employees are typically authorized in connection with the annual performance review process, which generally occurs in the first quarter of the succeeding fiscal year. The authorized RSU and stock option awards are then typically made in equal installments on designated dates during the year in accordance with the established policy of tying the award dates to the second full trading date following the earnings release for the prior quarter.

Officer Employment Agreements. The Company has entered into employment agreements with Messrs. Zafiropoulo and Wright. A summary of the material terms of those employment agreements, together with a quantification of the severance benefits payable under those agreements under various defined circumstances, may be found below in the section of this Item 11 entitled “Employment Contracts, Termination of Employment and Change in Control Arrangements.”

The severance benefits payable under each employment agreement are primarily in the form of (i) salary continuation payments, (ii) accelerated vesting and payout of the deferred portion of any outstanding cash bonus awards under the Management Incentive Plan for one or more prior fiscal years, (iii) any pro-rata bonus to which such individual may become entitled under the Management Incentive Plan in effect for the year of termination based on actual performance goal attainment for that year, (iv) accelerated vesting of certain outstanding equity awards, (v) reimbursement of the costs such individual incurs to obtain lifetime retiree health care coverage for himself and his spouse and, (vi) for Mr. Zafiropoulo, the continued use of a Company-provided automobile.

The severance benefits will be provided under two basic scenarios: (i) an involuntary termination or resignation for good reason in the absence of a change in control and (ii) a termination for any reason following a change in control of the Company. In the change in control scenario, the level of severance benefits is higher in that:

(a)	All outstanding equity awards made to Messrs. Zafiropoulo and Wright will immediately vest upon a change in control (whether or not their employment terminates), whereas in a non-change-in-control situation, vesting acceleration will occur only upon an actual termination of employment.

(b)	The salary continuation period would be twice as long in a change in control termination.

(c)	Mr. Zafiropoulo will be entitled to a full tax gross-up with respect to any excise tax he may incur under Section 4999 of the Internal Revenue Code should any of the severance benefits he receives in a change in control situation be deemed to be a parachute payment under Section 280G of the Internal Revenue Code.

Messrs. Zafiropoulo and Wright are entitled to reimbursement of the costs they incur to obtain lifetime retiree health care coverage for themselves and their spouses, whether or not such involuntary termination or resignation for good reason occurs in connection with a change-in-control event. Mr. Zafiropoulo will also be entitled to reimbursement of such lifetime retiree health coverage upon the termination of his employment with the Company for any reason.

The Company believes the severance benefits payable under the employment agreement are fair and reasonable in light of the many years of service Messrs. Zafiropoulo and Wright have rendered the Company and the level of dedication and commitment they have shown over those years. The Company also believes that the higher level of severance benefits payable in connection with a change in control termination event is warranted. The severance benefits payable in that instance offer financial protection against any potential loss of employment that might otherwise occur as a result of an acquisition of the Company and will allow Messrs. Zafiropoulo and Wright to focus their attention on acquisition proposals that are in the best interests of the stockholders, without undue concern as to their own financial situation. The Company also believes the single trigger vesting acceleration of their equity awards upon a change in control is justified because those awards are designed to serve as the primary vehicle for wealth creation and the accumulation of financial resources for their retirement years, and a change in control event is an appropriate liquidation point for awards intended for such purpose. The Company does not provide the executive officers with any defined benefit pension plan or supplemental executive retirement plan, and the only other opportunities for wealth accumulation and retirement funds is through the limited deferral opportunities provided under the Company’s 401(k) savings plan and the non-qualified deferred compensation plan. Mr. Zafiropoulo has not to date participated in the non-qualified deferred compensation plan, and Mr. Wright has participated only to a modest extent.

Executive Officer Perquisites. It is not the Company’s practice to provide its executive officers with any significant perquisites. The Company does, however, provide Mr. Zafiropoulo with a company automobile for which the Company pays all expenses (including, without limitation, all lease payments or the full purchase price of the vehicle) and which he uses from time to time for personal matters. The dollar value of the perquisite reported in the Summary Compensation Table below was determined based on the Company’s cost for the 2014 fiscal year allocable to such personal use. The Company believes that the provision of a company automobile is a common perquisite for executive officers at Mr. Zafiropoulo’s level and is appropriate in light of his long years of tenure with the Company.

Other Programs. The Company’s executive officers are eligible to participate in the Company’s 401(k) plan on the same basis as all other regular U.S. employees.

Deferred Compensation Programs. In addition to the bonus component subject to mandatory deferral under the Company’s annual Management Incentive Plan described above under the heading “Annual Cash Bonus,” the Company maintains a non-qualified deferred compensation program for its executive officers and other key executives. Under that program, participants may elect to defer all or a portion of their salary or bonus each year, and the deferred sums will be credited with notional earnings (or losses) based on their investment elections. Such deferred compensation (as adjusted for such notional earnings or losses) will become payable following the participant’s termination of employment and may be paid in a lump sum or in installments based on the circumstances under which the termination event occurs and the prior distribution election made by the participant. The program is described in more detail below in the section of this Item 11 entitled “Nonqualified Deferred Compensation.” However, as indicated above, the Company believes that the equity award component of each executive officer’s total direct compensation package should serve as his or her major source of wealth creation, including the accumulation of substantial resources to fund the executive officer’s retirement years.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent such compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not considered to be performance-based under the terms of Section 162(m). The stock options granted to the Company’s executives have been structured with the intent of qualifying those awards as performance-based compensation as has the management incentive plan. The issuance of vested shares of the Company’s common stock under service-vesting RSU awards will not qualify as such performance-based compensation.

The Company believes that in establishing the cash and equity incentive compensation programs for its executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, the Company may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to its financial performance or through RSUs tied to the executive officer’s continued service, which may, together with other non-performance based compensation paid to those individuals, exceed in the aggregate the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. The Company believes it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the executive officers essential to its success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Summary Compensation Information

The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2014, 2013, and 2012, respectively, by the Company’s Chief Executive Officer and Chief Financial Officer. Each of the listed individuals shall be hereinafter referred to as a “named executive officer.” There were no other executive officers of the Company during the 2014 fiscal year.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Arthur W. Zafiropoulo,	2014	596,116	—	1,168,250	1,057,518	119,378	—		202,304	(5)	3,144,569
Chairman of the Board,	2013	518,053	—	2,707,000	—	—	—		122,108	(6)	3,347,161
Chief Executive	2012	575,000	—	3,611,200	—	1,316,000	—		79,173	(7)	5,581,373
Officer and President

Bruce R. Wright,	2014	363,462	—	584,125	793,138	48,443	4,346	(8)	137,889	(9)	1,931,403
Senior Vice President,	2013	322,269	—	1,353,500	—	—	8,302	(10)	34,487	(11)	1,718,558
Finance, Chief Financial	2012	350,000	—	1,203,732	1,092,635	543,000	3,162	(12)	37,213	(13)	3,229,742
Officer and Secretary

(1)	Includes amounts deferred under the Company’s 401(k) Plan, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code, and the Company’s Executive Deferred Compensation Plan, a non-qualified deferred compensation program.
(2)	The amount indicated in the column for each fiscal year represents the aggregate grant-date fair value of the restricted stock unit awards made in that year. The grant-date fair value is in each instance calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation (“ASC Topic 718”), on the basis of the closing price of the Company’s common stock on the award date and does not take into account any estimated forfeitures related to service-vesting or performance-vesting conditions. For further information concerning such grant-date fair value, please see footnote 5 to the Company’s audited financial statements for the fiscal year ended December 31, 2014 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2015.
(3)	The amount indicated in the column for each fiscal year represents the aggregate grant-date fair value of the stock option grants made in that year, as calculated in accordance with ASC Topic 718, and does not take into account any estimated forfeitures related to service-vesting or performance-vesting conditions. The assumptions used in the calculation of such grant-date fair value are set forth in footnote 5 to the Company’s audited financial statements for the year ended December 31, 2014 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2015.
(4)	The amount shown for each fiscal year reflects (i) the actual bonuses earned under the Management Incentive Plan (the “MIP”) in effect for that fiscal year and (ii) any supplemental bonus earned for such fiscal year due to achievement of the applicable performance goal. For the 2014 fiscal year one-half of the reported bonus amount for the 2014 MIP was paid to the named executive officer following the close of the 2014 fiscal year. The remaining portion of the reported bonus amount for the 2014 MIP has been deferred and is subject to an annual installment vesting schedule tied to the named executive officer’s continued service with the Company over an additional two-year period that will end on December 31, 2016. For the 2013 fiscal year, no bonuses were earned under the Management Incentive Plan and no supplemental bonuses were earned as, in each case, the applicable performance goals were not achieved. For the 2012 fiscal year, a supplemental bonus was earned and such bonus was paid in full to the named executive officer following the close of the 2012 fiscal year, and one-third of the reported bonus amount for the 2012 MIP was paid to the named executive officer following the close of the 2012 fiscal year. The remaining portion of the reported bonus amount for the 2012 MIP was deferred and is subject to an annual installment vesting schedule tied to the named executive officer’s continued service with the Company over an additional two-year period that ended on December 31, 2014.
(5)	Represents (i) $76,200 attributable to the costs to the Company for the non-business use of a Company car provided to Mr. Zafiropoulo, and (ii) $126,107 attributable to the amount accrued by the Company for the 2014 fiscal year with respect to the lifetime retiree health care coverage to which Mr. Zafiropoulo is entitled following his termination of employment. For further information regarding such benefit, please see the section entitled “Employment Contracts, Termination of Employment Agreements and Change in Control” below.

(6)	Represents (i) $76,200 attributable to the costs to the Company for the non-business use of a Company car provided to Mr. Zafiropoulo, (ii) $38,258 attributable to the amount accrued by the Company for the 2013 fiscal year with respect to the lifetime retiree health care coverage to which Mr. Zafiropoulo is entitled following his termination of employment, and (iii) $7,650 attributable to the matching contribution made by the Company to Mr. Zafiropoulo’s account in the Company’s 401(k) plan.
(7)	Represents (i) $43,250 attributable to the costs to the Company for the non-business use of a Company car provided to Mr. Zafiropoulo, (ii) $28,423 attributable to the amount accrued by the Company for the 2012 fiscal year with respect to the lifetime retiree health care coverage to which Mr. Zafiropoulo is entitled following his termination of employment, and (iii) $7,500 attributable to the matching contribution made by the Company to Mr. Zafiropoulo’s account in the Company’s 401(k) plan.
(8)	Represents the notional gain for the 2014 fiscal year with respect to the compensation deferred by the named executive officer under the Executive Deferred Compensation Plan. For further information regarding the Executive Deferred Compensation Plan and Mr. Wright’s contributions, please see the section entitled “Nonqualified Deferred Compensation” below.
(9)	Represents the amount accrued by the Company for the 2014 fiscal year with respect to the lifetime retiree health care coverage to which Mr. Wright may become entitled following his termination of employment under certain defined circumstances. For further information regarding such health care coverage, please see the section entitled “Employment Contracts, Termination of Employment Agreements and Change in Control” below.
(10)	Represents the notional gain for the 2013 fiscal year with respect to the compensation deferred by the named executive officer under the Executive Deferred Compensation Plan.
(11)	Represents (i) $26,837 attributable to the amount accrued by the Company for the 2013 fiscal year with respect to the lifetime retiree health care coverage to which Mr. Wright may become entitled following his termination of employment under certain defined circumstances, and (ii) $7,650 attributable to the matching contribution made by the Company to Mr. Wright’s account in the Company’s 401(k) plan.
(12)	Represents the notional gain for the 2012 fiscal year with respect to the compensation deferred by the named executive officer under the Executive Deferred Compensation Plan.
(13)	Represents (i) $29,713 attributable to the amount accrued by the Company for the 2012 fiscal year with respect to the lifetime retiree health care coverage to which Mr. Wright may become entitled following his termination of employment under certain defined circumstances, and (ii) $7,500 attributable to the matching contribution made by the Company to Mr. Wright’s account in the Company’s 401(k) plan.

Grants of Plan-Based Awards

The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2014 fiscal year under a compensation plan.

Name (a)	Grant Date (b)	Potential Payouts Under Non-Equity Incentive Plan Awards (1)				All Other Stock Awards: Number of Shares of Stock or Units (#) (2) (f)	All Other Option Awards: Number of Securities Underlying Options (#) (3) (g)	Exercise or Base Price of Option Awards ($/Share) (h)	Grant Date Fair Value of Equity Awards (4) ($) (i)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
Arthur W. Zafiropoulo	3/19/2014	215,625	862,500		(1)
	2/3/2014					12,500			316,375
	2/3/2014						25,000	25.31	286,085
	4/28/2014					12,500			334,375
	4/28/2014						25,000	26.75	304,290
	7/21/2014					12,500			301,250
	7/21/2014						25,000	24.10	274,270
	10/27/2014					12,500			216,250
	10/27/2014						25,000	17.30	192,873

Bruce R. Wright	3/19/2014	87,500	350,000		(1)
	2/3/2014					6,250			158,188
	2/3/2014						18,750	25.31	214,564
	4/28/2014					6,250			167,187
	4/28/2014						18,750	26.75	228,217
	7/21/2014					6,250			150,625
	7/21/2014						18,750	24.10	205,703
	10/27/2014					6,250			108,125
	10/27/2014						18,750	17.30	144,654

(1)	Reflects the potential amounts payable under the Company’s 2014 Management Incentive Plan based on the Company’s attainment of revenue and operating income goals set at various levels for that year, namely, minimum level (threshold), Tier I, Tier II and Tier III (target) levels. Fifty percent (50%) of the target bonus amount for each named executive officer was allocated to each of the two applicable performance goals, and the actual bonus payable with respect to each goal was accordingly tied to the level at which that goal was attained. If the Company’s operating income or revenue goal for the 2014 fiscal year exceeds the Tier III (target) level, then the bonus potential for that goal would be increased on an extrapolated basis in accordance with the same slope that applies to the interpolation between Tier II and Tier III level performance. For purposes of the table, the potential bonus indicated for each level assumes that both performance goals were attained at the same level. For further information concerning such potential bonus amounts, please see the description of the 2014 Management Incentive Plan that follows.
(2)	Reflects RSU awards made at four intervals during the 2014 fiscal year. The four award dates were February 3, 2014, April 28, 2014, July 21, 2014 and October 27, 2014. Each award will vest in a series of fifty successive equal monthly installments upon the named executive officer’s completion of each month of continued employment over the 50-month period measured from January 1, 2014, subject to full vesting acceleration in the event his employment terminates under certain circumstances or upon certain changes in control or ownership of the Company. The shares underlying the vested units will be issued at designated intervals over the 50-month vesting period or (if earlier) upon the occurrence of any of the vesting acceleration events.
(3)

Reflects stock option grants made at quarterly intervals during the 2014 fiscal year. The quarterly award dates were as follows: February 3, 2014, April 28, 2014, July 21, 2014 and October 27, 2014. Each quarterly option grant will vest in a series of fifty successive equal monthly installments upon the named executive officer’s completion of each month of continued employment over the 50-month period measured from January 1, 2014. However, each such option will vest in full and become exercisable for all the shares of the Company’s common stock subject to that option in the event the named executive officer’s employment terminates under certain circumstances or upon certain changes in control or ownership of the Company.
(4)	The dollar value reported with respect to the stock options reflects the grant-date fair value of each quarterly option grant determined in accordance with the provisions of ASC Topic 718 and does not take into account any estimated forfeitures related to service-vesting or performance-vesting conditions. For further information concerning such grant-date fair value, please see footnote 5 to the Company’s audited financial statements for the fiscal year ended December 31, 2014 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2015. The dollar value reported with respect to the restricted stock unit awards reflects the grant-date fair value of each restricted stock unit award, calculated in accordance with ASC Topic 718. Such grant date fair value is accordingly based on the closing price of the Company’s common stock on the applicable award date and does not take into account any estimated forfeitures related to service-vesting or performance-vesting conditions.

2014 Management Incentive Plan. The performance objectives established under the 2014 Management Incentive Plan for the 2014 fiscal year were tied to separate revenue and operating income goals set at four specified levels. Fifty percent (50%) of the target bonus for each named executive officer was allocated to the revenue performance goal, and the remaining fifty percent (50%) was allocated to the operating income performance goal. For each specified level of performance goal attainment, a designated dollar amount was established as the potential bonus payable with respect to that goal. If the actual level of attainment for a particular performance goal were below the threshold level, then no bonus amount would have been payable with respect to that goal. If the actual level of goal attainment were between any two designated levels up to the Tier III target level, the potential bonus with respect to that goal would be interpolated on a straight line basis between those two levels. If the actual level of goal attainment were above the Tier III target level, then the bonus potential with respect to that goal would increase based on the same slope that existed between that Tier III target level and the immediately preceding level. Following the close of the 2014 fiscal year, the Compensation Committee reviewed the Company’s financial results for such year and determined that the Company’s adjusted operating income for the 2014 fiscal year did not meet the minimum level established for that performance metric that the Company’s revenue for such fiscal year was approximately $150,540,000, thereby falling between the minimum level and Tier I levels established for that particular goal. As a result, Messrs. Zafiropoulo and Wright each earned no bonus amount for the 2014 fiscal year equal for the portion of their target bonus allocated to the operating income objective and a bonus equal to approximately 27.6% of their target bonus allocated to the revenue objective. One half of the bonus amount was paid following the close of the 2014 fiscal year. The remaining portion has been deferred and is subject to an annual installment vesting schedule tied to the named executive officer’s continued service with the Company over an additional two-year period ending December 31, 2016. The deferred portion will be paid as it vests and will earn interest at a designated rate until paid. The deferred portions will immediately vest and become payable in the event the named executive officer’s employment terminates under certain defined circumstances during the deferral period. Accelerated payouts will also occur in the event of certain changes in control or ownership of the Company. For more information regarding the 2014 Management Incentive Plan, please see the section entitled “Incentive Compensation” in the Company’s Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2014.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Arthur W. Zafiropoulo						38,000	(2)	$705,280
						52,000	(3)	$1,017,120
						33,600	(4)	$690,816
						6,000	(5)	$129,360
	—	19,000	(6)	$17.30	10/26/2024
	6,000	—		$17.30	10/26/2024
	—	19,000	(6)	$24.10	7/20/2024
	6,000	—		$24.10	7/20/2024
	—	19,000	(6)	$26.75	4/27/2024
	6,000	—		$26.75	4/27/2024
	—	19,000	(6)	$25.31	2/2/2024
	6,000	—		$25.31	2/2/2024
	75,000	—		$9.66	2/3/2018
	65,000	—		$16.16	12/16/2015

Bruce R. Wright						19,000	(2)	$352,640
						26,000	(3)	$482,560
						11,200	(4)	$207,872
						2,000	(5)	$37,120
	—	14,250	(6)	$17.30	10/26/2024
	4,500	—		$17.30	10/26/2024
	—	14,250	(6)	$24.10	7/20/2024
	4,500	—		$24.10	7/20/2024
	—	14,250	(6)	$26.75	4/27/2024
	4,500	—		$26.75	4/27/2024
	—	14,250	(6)	$25.31	2/2/2024
	4,500	—		$25.31	2/2/2024
	—	7,466	(7)	$28.92	10/21/2022
	19,200	—		$28.92	10/21/2022
	—	7,466	(7)	$30.12	7/22/2022
	19,201	—		$30.12	7/22/2022
	—	7,466	(7)	$31.24	4/22/2022
	19,201	—		$31.24	4/22/2022
	—	1,000	(8)	$22.00	10/23/2021
	24,000	—		$22.00	10/23/2021
	—	1,000	(8)	$27.75	7/24/2021
	24,000	—		$27.75	7/24/2021
	—	1,000	(8)	$30.91	4/25/2021
	24,000	—		$30.91	4/25/2021
	—	1,000	(8)	$22.53	1/30/2021
	24,000	—		$22.53	1/30/2021
	1,000	—		$18.65	10/25/2020
	24,000	—		$18.65	10/25/2020
	1,000	—		$18.92	7/25/2020
	24,000	—		$18.92	7/25/2020
	3,398	—		$15.65	4/25/2020
	21,602	—		$15.65	4/25/2020
	16,284	—		$12.25	2/7/2020
	3,244	—		$12.25	2/7/2020
	4,800	—		$9.66	2/3/2018
	30,00	—		$16.16	12/15/2015

(1)	Based on the $18.56 closing price per share of the Company’s common stock on December 31, 2014.
(2)	Reflects the unvested portion of RSU awards covering an aggregate of 50,000 shares of the Company’s common stock that were made to Mr. Zafiropoulo in four equal installments during the 2014 fiscal year and the unvested portion of RSU awards covering an aggregate of 25,000 shares of the Company’s common stock that were made to Mr. Wright on a similar basis during the 2014 fiscal year. Each installment of the RSU award will vest in a series of 50 successive equal monthly installments upon the named executive officer’s completion of each month of continued employment over the 50-month period measured from January 1, 2014, subject to full vesting acceleration in the event his employment terminates under certain circumstances or upon certain changes in control or ownership of the Company. The shares underlying the vested units will be issued at designated intervals over the 50-month vesting period or (if earlier) upon the occurrence of any of the vesting acceleration events.
(3)	Reflects the unvested portion of RSU awards covering an aggregate of 100,000 shares of the Company’s common stock that were made to Mr. Zafiropoulo in two equal installments during the 2013 fiscal year and the unvested portion of RSU awards covering an aggregate of 50,000 shares of the Company’s common stock that were made to Mr. Wright on a similar basis during the 2013 fiscal year. Each installment of the RSU award will vest in a series of 50 successive equal monthly installments upon the named executive officer’s completion of each month of continued employment over the 50-month period measured from January 1, 2013, subject to full vesting acceleration in the event his employment terminates under certain circumstances or upon certain changes in control or ownership of the Company. The shares underlying the vested units will be issued at designated intervals over the 50-month vesting period or (if earlier) upon the occurrence of any of the vesting acceleration events.
(4)	Reflects the unvested portion of RSU awards covering an aggregate of 120,000 shares of the Company’s common stock that were made to Mr. Zafiropoulo in three equal quarterly installments during the 2012 fiscal year and the unvested portion of RSU awards covering an aggregate of 40,000 shares of the Company’s common stock that were made to Mr. Wright on a similar quarterly basis during the 2012 fiscal year. Each quarterly RSU award will vest in a series of 50 successive equal monthly installments upon the named executive officer’s completion of each month of continued employment over the 50-month period measured from January 1, 2012, subject to full vesting acceleration in the event his employment terminates under certain circumstances or upon certain changes in control or ownership of the Company. The shares underlying the vested units will be issued at designated intervals over the 50-month vesting period or (if earlier) upon the occurrence of any of the vesting acceleration events.
(5)	Reflects the unvested portion of RSU awards covering an aggregate of 150,000 shares of the Company’s common stock that were made to Mr. Zafiropoulo in four equal quarterly installments during the 2011 fiscal year and the unvested portion of RSU awards covering an aggregate of 50,000 shares of the Company’s common stock that were made to Mr. Wright on a similar quarterly basis during the 2011 fiscal year. Each quarterly RSU award will vest in a series of 50 successive equal monthly installments upon the named executive officer’s completion of each month of continued employment over the 50-month period measured from January 1, 2011, subject to full vesting acceleration in the event his employment terminates under certain circumstances or upon certain changes in control or ownership of the Company. The shares underlying the vested units will be issued at designated intervals over the 50-month vesting period or (if earlier) upon the occurrence of any of the vesting acceleration events.
(6)	Reflects the unvested portion of the stock option grants covering an aggregate of 100,000 shares of the Company’s common stock made to Mr. Zafiropoulo and 75,000 shares of the Company’s common stock made to Mr. Wright in four equal quarterly installments during the 2014 fiscal year. Each quarterly option grant will vest in a series of fifty successive equal monthly installments upon the named executive officer’s completion of each month of continued employment over the 50-month period measured from January 1, 2014. However, each such option will vest in full and become exercisable for all the shares of the Company’s common stock subject to that option in the event the named executive officer’s employment terminates under certain circumstances or upon certain changes in control or ownership of the Company.
(7)

Reflects the unvested portion of the stock option grants covering an aggregate of 80,000 shares of the Company’s common stock made to Mr. Wright in three equal quarterly installments during the 2012 fiscal year. Each quarterly option grant will vest and become exercisable for twenty-four percent (24%) of the covered shares of the Company’s common stock upon Mr. Wright’s continuation in the Company’s employ through December 31, 2012 and will vest and become exercisable for the balance of the shares in a series of thirty-eight (38) successive equal monthly installments upon Mr. Wright’s completion of each of the next thirty-eight (38) months of continued employment thereafter. However, each such option will vest in full and become exercisable for all the shares of the Company’s common stock subject to that option on an accelerated basis in the event the named executive officer’s employment terminates under certain circumstances or upon certain changes in control or ownership of the Company.
(8)	Reflects the unvested portion of the stock option grants covering an aggregate of 100,000 shares of the Company’s common stock made to Mr. Wright in four equal quarterly installments during the 2011 fiscal year. Each quarterly option grant will vest and become exercisable for twenty-four percent (24%) of the covered shares of the Company’s common stock upon Mr. Wright’s continuation in the Company’s employ through December 31, 2011 and will vest and become exercisable for the balance of the shares in a series of thirty-eight (38) successive equal monthly installments upon Mr. Wright’s completion of each of the next thirty-eight (38) months of continued employment thereafter. However, each such option will vest in full and become exercisable for all the shares of the Company’s common stock subject to that option on an accelerated basis in the event the named executive officer’s employment terminates under certain circumstances or upon certain changes in control or ownership of the Company.

Option Exercises and Stock Vested

The following table sets forth for each of the named executive officers, the number of shares of the Company’s common stock acquired and the value realized on each exercise of stock options during the year ended December 31, 2014, and the number and value of shares of the Company’s common stock subject to each restricted stock unit award that vested during the year ended December 31, 2014. No stock appreciation rights were exercised by the named executive officers during the 2014 fiscal year, and none of those officers held any stock appreciation rights as of December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Arthur W. Zafiropoulo	160,000	958,636	116,800	2,970,600
Bruce R. Wright	32,918	161,430	47,600	1,212,060

(1)	Value realized is determined by multiplying (i) the amount by which the market price of the common stock on the date of exercise exceeded the exercise price by (ii) the number of shares for which the options were exercised.
(2)	Value realized is determined by multiplying (i) the market price of the common stock on the applicable vesting date by (ii) the number of shares as to which each award vested on such date.

Nonqualified Deferred Compensation

Deferred Cash Compensation

The following table shows the deferred compensation activity for each named executive officer during the 2014 fiscal year. The column labeled “Executive Contributions in Last FY” indicates the amount of compensation voluntarily deferred by the named executive officer under the Company’s Executive Deferred Compensation Plan. The column entitled “Registrant Contributions in Last FY” reflects the portion of the bonus earned by each named executive officer under the 2014 MIP that was deferred pursuant to the terms of that plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($) (5)	Aggregate Balance at Last FYE ($) (6)
Arthur W. Zafiropoulo	—	59,689	29,247	(2)	716,936	494,116
Bruce R. Wright	3,635	24,222	16,214	(2)(3)(4)	290,931	241,740

(1)	Represents the deferred portion of the named executive officer’s bonus under award under the 2014 Management Incentive Plan.
(2)	Represents the interest accrued for the 2014 fiscal year on the deferred portion of the named executive officer’s bonus awards under the 2011 and 2012 Management Incentive Plans. For Mr. Wright, such accrued interest was in the amount of $11,868.
(3)	Includes a notional gain in the amount of $4,346 for the 2014 fiscal year with respect to the compensation deferred by the named executive officer under the Executive Deferred Compensation Plan. The amount represents the net notional rate of return for the 2014 fiscal year based on the actual market earnings realized by the single investment fund selected by the named executive officer from the group of investment funds available to track notional investment returns on the account balances maintained under the Executive Deferred Compensation Plan. The investment fund so selected by the named executive officer for the 2014 fiscal year and the rate of return for such fund for such year was as follows: Vanguard Var Ins Fund Total Stock Market, with a rate of return of 1.96%.
(4)	$4,346 of the amount reported in the column entitled “Aggregate Earnings in Last FY” for Mr. Wright is also included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table and is also included in the column entitled “Aggregate Balance of Last FYE” of this table.
(5)	Represents the vested amounts paid to Messrs. Zafiropoulo and Wright during the 2014 fiscal year pursuant to the deferred portion of the bonuses awarded them under the Management Incentive Plan for the 2011 and 2012 fiscal years.
(6)	Includes the following amounts reported for the named executive officer in the Summary Compensation Tables for the 2014 fiscal year and prior fiscal years: for Mr. Zafiropoulo, (i) $431,517 of the $1,215,541 Non-Equity Incentive Plan bonus amount reported for the 2012 fiscal year (including earnings), and (ii) $62,539 of the $119,378 Non-Equity Incentive Plan bonus amount reported for the 2014 fiscal year (including earnings); and for Mr. Wright (i) $175,108 of the $493,263 Non-Equity Incentive Plan bonus amount reported for the 2012 fiscal year (including earnings), (ii) $25,403 of the $48,443 Non-Equity Incentive Plan bonus amount reported for the 2014 fiscal year (including earnings), and (iii) $41,229 in deferred compensation under the Executive Deferred Compensation Plan.

Executive Deferred Compensation Plan. The Company has established the Executive Deferred Compensation Plan in order to provide its executive officers and other key employees with the opportunity to defer all or a portion of their cash compensation each year. Pursuant to the plan, each participant can elect to defer between one percent (1%) and one hundred percent (100%) of his or her salary, commissions, bonuses and other awards. Each participant’s contributions to the plan are credited to an account maintained in his or her name on the Company’s books in which the participant is fully vested at all times. The account is credited with notional earnings (or losses) based on the participant’s investment elections among a select group of investment funds utilized to track the notional investment return on the account balance. A total of 28 investment funds are available for election, and the participant may change his or her investment choices daily. Upon the participant’s termination of employment for reasons other than retirement or disability, he or she will receive a lump sum distribution of his or her account balance within 60 days following the termination date, subject to any further delay required under applicable tax laws. Upon the participant’s disability or retirement, his or her account balance will be distributed in a lump sum, or in 12 or more monthly installments (but not more than 180), pursuant to the participant’s prior election. In the event a participant dies prior to receiving his or her entire account balance under the plan, his or her beneficiary will receive a lump-sum distribution of the remaining balance.

Deferred Portion of the 2014 MIP Bonus. One-half of the bonus amount earned under the 2014 MIP was paid to the named executive officer following the close of the 2014 fiscal year. The remaining portion was deferred and subject to an annual installment vesting schedule tied to the named executive officer’s continued service with the Company over an additional two-year period that ends December 31, 2016. The deferred portions were paid as they vested and earned interest at a designated rate until paid.

Deferred Equity Compensation

The following table shows the deferred compensation activity for each named executive officer for the 2014 fiscal year attributable to the shares of the Company’s common stock that were vested as of December 31, 2014 under his outstanding RSU awards but that are subject to a deferred issuance date:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($) (2)	Aggregate Balance at Last FYE ($)
Arthur W. Zafiropoulo	—	—	(417,360)	2,970,600	1,870,848	(3)
Bruce R. Wright	—	—	(168,720)	1,212,060	734,976	(4)

(1)	Represents, with respect to the shares of the Company’s common stock in which Mr. Zafiropoulo (112,800 shares) and Mr. Wright (45,600 shares) were vested on January 1, 2014 under their outstanding RSU awards with deferred issuance dates, the amount (if any) by which the fair market value of those shares on December 31, 2014 (or, if earlier, the date of their actual issuance in the 2014 fiscal year) exceeded their fair market value as of January 1, 2014. Since no dividends were paid on the Company’s outstanding common stock during the 2014 fiscal year, no amounts were credited to the named executive officer’s deferred share account pursuant to the dividend equivalent rights provided under his outstanding RSUs.
(2)	Represents, with respect to the previously-deferred shares of the Company’s common stock that were issued to the named executive officer during the 2014 fiscal year, the dollar amount determined by multiplying the number of shares so issued by the closing price per share on the issuance date.
(3)	Represents the fair market value on December 31, 2014 of the shares of the Company’s common stock in which Mr. Zafiropoulo was vested on that date under his outstanding RSU awards with deferred issuance dates beyond December 31, 2014. The amount reported was calculated by multiplying those vested deferred shares by the $18.56 per share closing price of the common stock on December 31, 2014. Mr. Zafiropoulo was credited with 100,800 vested deferred shares as of December 31, 2014.
(4)	Represents the fair market value on December 31, 2014 of the shares of the Company’s common stock in which Mr. Wright was vested on that date under his outstanding RSU awards but which are subject to deferred issuance dates beyond December 31, 2014. The amount reported was calculated by multiplying those vested deferred shares by the $18.56 per share closing price of the common stock on December 31, 2014. Mr. Wright was credited with 39,600 vested deferred shares as of December 31, 2014.

Risk Assessment of Compensation Policies and Practices

The Company’s compensation programs throughout the organization are designed to maintain an appropriate balance between long-term and short-term incentives by utilizing a combination of compensation components, including base salary, annual cash incentive awards, and long-term equity incentives. Although not all employees in the organization have compensation comprised of all three of those components, the compensation programs are generally structured so that any short-term cash incentives are not likely to constitute the predominant element of an employee’s total compensation package and the other components will serve to balance the package. For a discussion of the primary components of the compensation packages for the Company’s executive officers, please see the section above entitled “Executive Compensation—Compensation Discussion and Analysis.”

While a number of employees do participate in performance-based cash incentive plans, the Company believes that those plans are structured in a manner that encourages the participating employees to remain focused on both the short- and long-term operational and financial goals of the Company. For example, payments under the Management Incentive Plan in which the Company’s executive officers and other members of the management team participate (as discussed earlier in this section on Executive Compensation) are tied to both revenue and operating income metrics that are strategic to the Company’s long-term objectives of sustained revenue generation and continued expense management. In addition, the actual bonus amount is in all instances tied to a fraction or a multiple of the target bonus set for each participant and, for 2014, the maximum bonus potential was limited to five million dollars in accordance with the dollar limitation on the amount of performance-based awards payable in cash per participant per fiscal year that has been approved by the Company’s stockholders under the Company’s Amended and Restated 1993 Stock Option/Stock Issuance Plan. Finally, payments based on performance goal attainment under the Management Incentive Plan are subject to an additional service vesting schedule so that a participant must remain with the Company for at least three years from the start of the one-year performance measurement period in order to earn his or her full payment for that performance period, thereby further encouraging long-term focus.

A significant portion of the compensation provided to executive officers and other senior employees of the Company is in the form of long-term equity awards that are important to help further align the interests of the recipient with those of the Company’s stockholders. The Company believes that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to the Company’s stock price. The Company’s equity awards, whether in the form of stock options or restricted stock units, vest over a period of years, and that vesting element encourages award recipients to focus on sustaining the Company’s long-term performance. In addition, because equity awards are typically made on an annual basis, the executive officers and other senior employees of the Company always have unvested awards outstanding that could decrease significantly in value if the Company’s business is not managed to achieve its long term goals.

The Company’s sales employees participate in short-term sales commission incentive plans that are subject to multiple levels of review during both the design stage and the incentive calculation and payment process. Payments are made at quarterly intervals over the year and are based upon the achievement of current quarter qualified bookings and revenue numbers against established targets. In order to insure that payments are made only on qualified transactions, the quarterly payment amount is net of any customer returns of previously booked orders.

Based on these considerations, the Company has concluded that it is not reasonably likely that its compensation programs would have a material adverse effect on the Company.

Compensation of Directors

The following table sets forth certain information regarding the compensation of each non-employee director for service on the Board of Directors during the 2014 fiscal year.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Stock Awards ($) (3) (4)	All other Compensation	Total ($)
Joel F. Gemunder	48,000	—	172,425	—	220,425
Nicholas Konidaris	50,000	—	172,425	—	222,425
Rick Timmins	96,000	—	172,425	—	268,425
Dennis R. Raney	73,500	—	172,425	—	245,925
Henri Richard	77,500	—	172,425	—	249,925
Michael Child	69,500	—	172,425	—	241,925

(1)	Represents cash retainer fees for serving on our Board of Directors and Board committees and fees for attending meetings of the Board of Directors or Board committees. For further information concerning the cash retainer fees, see the section below entitled “Director Annual Meeting and Retainer Fees”.
(2)	As of December 31, 2014, the following non-employee directors held options to purchase the following number of shares of the Company’s common stock: Mr. Gemunder, 16,000 shares; Mr. Konidaris, no shares; Mr. Timmins, 16,000 shares; Mr. Raney, 8,000 shares; Mr. Richard, no shares; and Mr. Child, no shares.
(3)	Pursuant to the automatic grant program in effect under the Company’s 1993 Stock Option/Stock Issuance Plan, Messrs. Gemunder, Konidaris, Timmins, Raney, Richard, and Child each received an RSU award covering 7,500 shares of the Company’s common stock at the 2014 Annual Meeting. Each such RSU award had a grant-date fair value of $22.99 per unit. Such grant-date fair value was, in accordance with ASC Topic 718, based on the closing price per share of the Company’s common stock on the grant date and was not adjusted for estimated forfeitures related to service-vesting conditions. For further information concerning the grant of RSUs to non-employee directors under the automatic grant program of the Company’s 1993 Plan, see the section below entitled “1993 Stock Option/Stock Issuance Plan.”
(4)	As of December 31, 2014, the following non-employee directors held RSU awards covering the following number of shares of the Company’s common stock: Mr. Gemunder, 7,500 shares; Mr. Konidaris, 7,500 shares; Mr. Timmins, 7,500 shares; Mr. Raney, 7,500 shares; Mr. Richard, 7,500 shares, and Mr. Child, 7,500 shares.

Director Annual Retainer and Meeting Fees. For the fiscal year ended December 31, 2014, the cash compensation paid to the non-employee Board members was as follows: (i) an annual cash retainer fee of $30,000, (ii) an additional cash fee of $20,000 to the Board member serving as “lead director”, (iii) an additional cash fee of $20,000 to the Board member serving as Chair of the Audit Committee, (iv) an additional cash fee of $17,500 to each Board member serving as the Chair of any standing Board committee other than the Audit Committee, (v) a cash fee of $2,000 per Board meeting attended, (vi) a cash fee of $2,000 per standing Board committee meeting attended (except that no fee is paid for any Board committee meeting held on the same day as a Board meeting), and (vii) a cash fee of $1,000 per standing Board committee meeting held on the day before or after a Board meeting at the Company’s headquarters.

1993 Stock Option/Stock Issuance Plan. Pursuant to the amendment to the automatic grant program in effect under the 1993 Stock Option/Stock Issuance Plan that was approved by the stockholders at the 2011 Annual Meeting, each non-employee director will, upon his or her initial election or appointment to the Board of Directors, receive a one-time automatic RSU award covering 10,000 shares of the Company’s common stock, provided such individual has not previously been in the Company’s employ. On the date of each Annual Stockholders Meeting, beginning with the 2011 Annual Stockholders Meeting, each non-employee Board member who continues to serve on the Board of Directors, whether or not he or she has been in the prior employ of the Company, will automatically receive an RSU award covering 7,500 shares of the Company’s common stock. There is no limit on the number of such annual RSU awards any one individual may receive over his or her period of continued Board service, but no individual will receive a 7,500-share RSU award for a particular year under the automatic grant program if he or she has received his or her initial RSU award under the automatic grant program within the immediately preceding six (6) months.

Each RSU award granted under the automatic grant program is subject to the following terms and conditions:

•

The shares subject to the initial 10,000-share RSU award will vest as follows: (i) fifty percent (50%) of the shares will vest upon the director’s completion of one (1) year of Board service measured from the grant date, and the remaining shares will vest in three (3) successive equal annual installments upon such director’s completion of each of the next three (3) years of Board service thereafter. The shares subject to each annual 7,500-share RSU award will vest upon the earlier of (i) the director’s completion of one (1) year of Board service measured from the grant date or the (ii) the director’s continuation in Board service through the day immediately prior to the Annual Stockholders Meeting immediately following the Annual Stockholders Meeting at which the RSU award was made.

•

Should the director die or become permanently disabled while serving as a Board member, then the shares at the time subject to each RSU award made to that individual under the automatic grant program will immediately vest.

•	The shares at the time subject to each outstanding RSU award under the automatic grant program will immediately vest in the event of a change in control of the Company.

•

The shares which vest under each RSU award will be issued at the time of vesting or as soon as administratively practicable thereafter, but in no event later than the later of the close of the calendar year in which the vesting date occurs or the fifteenth day of the third calendar month following such vesting date. However, one or more awards may be structured so that the issuance of the shares which vest under those awards will be deferred until the director ceases Board service or the occurrence of any earlier event such as a change in control or a designated date.

•

Should any dividend or other distribution payable other than in shares of the Company’s common stock be declared and paid on our outstanding common stock while an initial or annual RSU award under the automatic grant program is outstanding, then a special book account will be established for the non-employee director holding the award and will be credited with a dividend equivalent to the actual dividend or distribution which would have been paid on the shares subject to the RSU award had they been issued and outstanding and entitled to that dividend or distribution. The amount attributable to such dividend equivalents will be distributed to the non-employee director concurrently with the issuance of the vested shares to which those dividend equivalents relate.

Each of the following non-employee Board members received at the 2014 Annual Stockholders Meeting an automatic RSU award covering 7,500 shares of the Company’s common stock: Messrs. Raney, Richard, Gemunder, Konidaris, Timmins and Child.

Employment Contracts, Termination of Employment Agreements and Change of Control

1993 Stock Option/Stock Issuance Plan

All outstanding options and RSUs under the Company’s 1993 Stock Option/Stock Issuance Plan (the “1993 Plan”) will immediately vest upon a change in control, to the extent not assumed or continued in effect by the successor entity or replaced with an incentive compensation program which preserves the intrinsic value of the award at that time and provides for the subsequent vesting and concurrent payout of that value in accordance with the pre-existing vesting schedules for those awards. The Compensation Committee also has the authority as the administrator of the 1993 Plan to provide for the accelerated vesting of any shares of the Company’s common stock subject to outstanding equity awards held by one or more participants whether or not those awards are assumed or continued in effect by the successor entity in the event of (i) an acquisition of the Company by merger or asset sale, (ii) a change in control of the Company effected through the acquisition of more than fifty percent (50%) of the Company’s outstanding common stock or through a change in the majority of the Board of Directors as a result of one or more contested elections for Board membership or (iii) a termination of employment (whether involuntarily or through a resignation for good reason) following such acquisition or change in control. The Compensation Committee has structured the stock options granted to Messrs. Zafiropoulo and Wright and the RSU awards made to them so that those equity awards will vest in full on an accelerated basis upon such an acquisition or change in control of the Company. In addition, as explained below, the Company’s existing employment agreements with Messrs. Zafiropoulo and Wright provide for accelerated vesting should their employment terminate under certain circumstances in the absence of a change in control.

Employment, Termination of Employment and Change in Control Agreements

The Company has existing employment agreements with Messrs. Zafiropoulo and Wright that provide for accelerated vesting and severance benefits under certain circumstances. Those agreements may be summarized as follows:

Mr. Zafiropoulo

The employment agreement with Mr. Zafiropoulo provides that he will serve as the Chief Executive Officer of the Company and that the Company will use its reasonable best efforts to have him elected as a member of the Board of Directors and as Chairman of the Board of Directors for so long as he remains so employed by the Company. Pursuant to the employment agreement, Mr. Zafiropoulo was paid at an annual base salary rate of $575,000 for each of the 2011, 2012 and 2014 fiscal years and was paid at an base salary rate of $575,000 for the first and last quarters of the 2013 fiscal year and $431,250 for the second and third quarters of the 2013 fiscal year and is entitled to a target bonus of up to sixty percent (60%) of base salary (which can be periodically increased by the Compensation Committee and which was set at one hundred fifty percent (150%) for the 2014 fiscal year). He may also receive stock options or restricted stock unit awards from time to time at the discretion of the Compensation Committee. Mr. Zafiropoulo is also entitled to reimbursement from the Company for the costs incurred to obtain lifetime retiree health care coverage (medical and dental) for himself and his spouse. To the extent such reimbursements become taxable to Mr. Zafiropoulo or his spouse, he or she will be entitled to a full tax gross-up from the Company to cover the taxes attributable to such reimbursements and any taxes that apply to the gross-up payment.

Mr. Zafiropoulo’s employment may be terminated by him or by the Company at any time, with or without cause. If the Company terminates his employment other than for cause, or in the event of his death, disability or resignation for good reason, Mr. Zafiropoulo (or his beneficiary) will be entitled to receive (i) the outstanding deferred balance of the bonuses earned for prior years, (ii) 12 months of continued base salary at the rate then in effect for him, (iii) accelerated vesting of twenty-five percent (25%) of his outstanding stock options and restricted stock units (or such greater acceleration as set forth in an award agreement which, based on the outstanding award agreements as of December 31, 2014, results in one hundred percent (100%) accelerated vesting), (iv) an extension of the time to exercise his outstanding vested stock options for a period of up to one year and 90 days measured from the termination date of his employment and (v) continued use of a Company car for 12 months with reimbursement from the Company of all related expenses.

If, however, Mr. Zafiropoulo’s employment terminates for any reason in connection with a change of control of the Company, then he will, instead, receive (i) the outstanding deferred balance of the bonuses earned for prior years, (ii) 24 months of continued base salary at the rate then in effect for him (or, if greater, in effect immediately prior to the change of control) and (iii) continued use of a Company car for 24 months with reimbursement from the Company of all related expenses. In addition, regardless of whether Mr. Zafiropoulo’s employment is terminated in connection with a change of control of the Company, all of his outstanding stock options and restricted stock unit awards will automatically vest in full upon a change of control, and the time for exercising his outstanding options will be extended for a period of up to one year and 90 days measured from the termination date of his employment following the change in control.

Should Mr. Zafiropoulo incur an excise tax under Section 4999 of the Internal Revenue Code with respect to any payments he receives from the Company that constitute a parachute payment under applicable federal tax laws, then the Company will make a full tax gross-up payment to him to cover such excise tax and any income and employment taxes that apply to the gross-up payment.

For purposes of the employment agreement, a change of control generally includes:

•	Acquisition of more than fifty percent (50%) of the Company’s voting stock by any person or group of related persons;

•

Change in the composition of the Board of Directors such that a majority of the directors who are currently on the Board, together with those subsequently nominated by such directors, no longer constitute a majority of the Board;

•	Consummation of a merger or consolidation in which the Company is not the surviving entity;

•	Sale, transfer or other disposition of all or substantially all of the Company’s assets; or

•	A reverse merger in which the Company is the surviving entity but in which the Company’s stockholders before the merger do not own at least fifty percent (50%) of the voting stock after the merger.

Mr. Wright

The employment agreement with Mr. Wright provides that he will serve as the Senior Vice President, Finance, Chief Financial Officer, and Secretary of the Company. Pursuant to the employment agreement, Mr. Wright was paid a base salary of $350,000 for each of the 2011, 2012 and 2014 fiscal years and was paid at an base salary rate of $350,000 for the first and last quarters of the 2013 fiscal year and $280,000 for the second and third quarters of the 2013 fiscal year and is entitled to a target bonus of up to forty percent (40%) of base salary (which can be increased periodically by the Compensation Committee and which was set at one hundred percent (100%) for the 2014 fiscal year). In addition, he may also receive stock options or restricted stock unit awards from time to time at the discretion of the Compensation Committee.

Mr. Wright’s employment may be terminated by him or by the Company at any time, with or without cause. If the Company terminates his employment other than for cause, or in the event of his death, disability or resignation for good reason, Mr. Wright (or his beneficiary) will be entitled to receive (i) the outstanding deferred balance of the bonuses earned for prior years, (ii) 12 months of continued base salary at the rate then in effect for him, (iii) ) accelerated vesting of twenty-five percent (25%) of his outstanding stock options and restricted stock units (or such greater acceleration as set forth in an award agreement which, based on the outstanding award agreements as of December 31, 2014, results in one hundred percent (100%) accelerated vesting), (iv) an extension of the time to exercise his outstanding vested stock options for a period of up to one year and 90 days measured from the termination date of his employment, and (v) reimbursement from the Company for the costs incurred to obtain lifetime retiree health care coverage (medical and dental) for himself and his spouse, to the extent those costs exceed the amount charged an active employee of the Company for comparable health care coverage.

If, however, Mr. Wright’s employment terminates for any reason in connection with a change of control of the Company, then he will, instead, receive (i) the outstanding deferred balance of the bonuses earned for prior years, (ii) 24 months of continued base salary at the rate then in effect (or, if greater, in effect immediately prior to the change of control) and (iii) reimbursement of the costs incurred by him to obtain lifetime retiree health care coverage for himself and his spouse to the extent those costs exceed the amount charged an active employee of the Company for comparable health care coverage. In addition, regardless of whether Mr. Wright’s employment is terminated in connection with a change of control of the Company, all of his outstanding stock options and restricted stock unit awards will automatically vest in full upon a change of control, and the time for exercising his outstanding vested options will be extended for a period of up to one year and 90 days measured from the termination date of his employment following the change in control. A change of control for purposes of Mr. Wright’s employment agreement has the same meaning as in Mr. Zafiropoulo’s employment agreement described above.

Quantification of Benefits

The charts below quantify the potential payments Messrs. Zafiropoulo and Wright would receive based upon the following assumptions:

(i) the executive’s employment terminated on December 31, 2014 under circumstances entitling him to severance benefits under his employment agreement or equity award agreements, (ii) as to any benefits tied to the executive’s rate of base salary, the rate of base salary is assumed to be the executive’s rate of base salary that was in effect for Messrs. Zafiropoulo and Wright on December 31, 2014 which is $575,000 and $350,000, respectively, and

(iii) with respect to benefits tied to a change in control, the change in control is assumed to have occurred on December 31, 2014 and the change in control consideration paid per share of the Company’s outstanding common stock is assumed to be equal to the closing selling price of such common stock on December 31, 2014, which was $18.56 per share.

Benefits Received Upon a Change in Control (No Termination of Employment)

The outstanding equity awards held by Messrs. Zafiropoulo and Wright will vest in full upon a change in control transaction, whether or not these awards are assumed or otherwise continued in effect.

Name	Accelerated Vesting of Equity Awards ($) (1)	Excise Tax Gross Up
Mr. Zafiropoulo	2,429,316	—
Mr. Wright	1,098,147	—

(1)	Represents the intrinsic value of the accelerated vesting of all of the named executive officer’s stock options and unvested RSU awards, based on the $18.56 closing price per share of the Company’s common stock on December 31, 2014.

Benefits Received Upon Qualifying Termination in Connection with a Change in Control

Executive	Salary Continuation ($)	Accelerated Vesting of Deferred Compensation ($)		Lifetime Retiree Medical Coverage Reimbursement (including Gross-up for Mr. Zafiropoulo) ($)		Accelerated Vesting Equity Awards / Extension of Stock Option Term		Continued Use of Corporate Automobile ($)	Excise Tax Gross-Up ($)
Mr. Zafiropoulo	1,150,000	122,288	(1)	1,221,086	(2)	2,902,556	(3)	152,400	—
Mr. Wright	700,000	49,624	(1)	1,033,804		1,875,835	(3)	—	—

(1)	Represents the payment of the deferred and unvested portion of the bonus awards made under the 2012 and 2014 Management Incentive Plans. No bonus awards were made under the 2013 Management Incentive Plan.
(2)	Includes a gross-up payment to Mr. Zafiropoulo to cover the taxes attributable to such coverage and any taxes that apply to such gross-up payment.
(3)	Represents (i) the intrinsic value of the accelerated vesting of all of the named executive officer’s unvested stock options and RSUs, based on the $18.56 closing price per share of the Company’s common stock on December 31, 2014, plus (ii) the value of the extension of the post-employment exercise period for all outstanding options held by the named executive officer on December 31, 2014 from 90 days to 455 days, estimated by using the Black-Scholes option pricing model, in accordance with the provisions of ASC Topic 718.

Benefits Received Upon Qualifying Termination Not in Connection with a Change in Control

Executive	Salary Continuation ($)	Accelerated Vesting of Deferred Compensation		Lifetime Retiree Medical Coverage Reimbursement (including tax gross-up) ($)		Accelerated Vesting of Stock Options and Other Equity Awards ($)		Continued Use of Corporate Automobile ($)
Mr. Zafiropoulo	575,000	122,288	(1)	1,221,086	(2)	2,902,556	(3)	76,200
Mr. Wright	350,000	49,624	(1)	1,033,804		1,875,835	(3)	—

(1)	Represents the payment of the deferred and unvested portion of the bonus awards made under the 2012 and 2014 Management Incentive Plans. No bonus awards were made under the 2013 Management Incentive Plan.
(2)	Includes a gross-up payment to Mr. Zafiropoulo to cover the taxes attributable to such coverage and any taxes that apply to such gross-up payment.
(3)	Represents (i) the intrinsic value of the accelerated vesting of 100% of Messrs. Zafiropoulo’s and Wright unvested stock options and 100% of the value of Mr. Zafiropoulo’s and 100% of the value of Mr. Wright’s unvested RSUs, based on the $18.56 closing price per share of the underlying common stock on December 31, 2014 plus (ii) the value of the extension of the post-employment exercise period for all outstanding options held by the named executive officer on December 31, 2014 from 90 days to 455 days, estimated by using the Black-Scholes option pricing model, in accordance with the provisions of ASC Topic 718.

Mr. Zafiropoulo will also be entitled to the Company reimbursement of the cost incurred to obtain lifetime retiree health care coverage for himself and his spouse upon the termination of his employment for any other reason. In addition, Messrs. Zafiropoulo and Wright will each be entitled, upon their termination of employment for any reason, to exercise their outstanding vested stock options and to receive any deferred shares of the Company’s common stock subject to their vested RSU awards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Gemunder, Richard, Timmins and Child served as members of the Compensation Committee during the fiscal year completed December 31, 2014. No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more of its executive officers serving as a member of the Board of Directors or Compensation Committee.

ANNUAL REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this annual report with management, and based on such review and such discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis, as contained herein, be included in this annual report.

Compensation Committee

Joel F. Gemunder

Henri Richard

Rick Timmins

Michael Child

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide for indemnification of all directors and officers. In addition, each director and executive officer of the Company has entered into a separate indemnification agreement with the Company.

Scott Zafiropoulo, the son of Arthur Zafiropoulo, the Company’s Chairman of the Board of Directors and Chief Executive Officer, is an employee of the Company. In fiscal year 2014, Mr. Scott Zafiropoulo earned approximately $210,000 in salary and earned a bonus of $122,000. In addition, as part of the 2014 Management Incentive Plan, Mr. Scott Zafiropoulo received restricted stock units and options covering 23,500 shares of the Company’s common stock with an aggregate grant-date fair value of $350,000. The Board of Directors has adopted a written policy that all material transactions with affiliates will be on terms no more or less favorable to the Company than those available from unaffiliated third parties and will be approved by the Audit Committee and the Board of Directors.

DIRECTOR INDEPENDENCE

The Board of Directors has determined that each of Messrs. Child, Gemunder, Konidaris, Raney, Richard, and Timmins is an “independent director” as that term is defined in Rule 5605 of The NASDAQ Stock Market’s Marketplace Rules.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2014, included in the Company’s Annual Report on Form 10-K for that year.

The Audit Committee consists of three independent directors: Messrs. Konidaris, Raney and Timmins. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at www.ultratech.com.

The Audit Committee has reviewed and discussed these audited financial statements for the year ended December 31, 2014 with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm, (“EY”). The Audit Committee has also discussed with EY matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has received and reviewed the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communications with the audit committee concerning independence, and has discussed with EY its from the Company.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Submitted by the Audit Committee

of the Board of Directors

Nicholas Konidaris

Dennis R. Raney

Rick Timmins, Chairman

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and any persons who are the beneficial owners of more than ten percent (10%) of the Company’s common stock to file reports of ownership and changes in ownership with the SEC. Such directors, officers and greater than ten percent (10%) beneficial stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

Arthur Zafiropoulo and Bruce Wright erroneously did not timely file reports of ownership with the SEC in the first quarter of 2014. Once the error was discovered, both Arthur Zafiropoulo and Bruce Wright filed reports of ownership. Based solely on the Company’s review of the copies of such forms received by the Company and written representations from reporting persons for the 2014 fiscal year, the Company believes that all of the other Company executive officers, directors and greater than ten percent (10%) beneficial stockholders complied with all applicable Section 16(a) filing requirements for the 2014 fiscal year.

ANNUAL REPORT

A copy of the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2014 was filed with the SEC on February 27, 2015, and a copy of the Company’s first amendment thereto on Form 10-K/A was filed with the SEC on April 24, 2015. Except for “Executive Officers of the Registrant” from Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, the Annual Report, as amended, is not incorporated into this Proxy Statement and is not considered proxy solicitation material. Stockholders may obtain a copy of the Annual Report on Form 10-K and the amendment thereto on Form 10-K/A, without charge, by writing to Investor Relations, Ultratech, Inc., 3050 Zanker Road, San Jose, California 95134, telephone: 1-408-321-8835. The Annual Report on Form 10-K and the amendment thereto on Form 10-K/A are also available at www.ultratech.com under Investors/SEC Filings and at the website referred to in the Notice of Internet Availability of Proxy Materials.

The Board of Directors of

Ultratech, Inc.

Dated: June 8, 2015

Form of Proxy

ULTRATECH, INC.

PROXY

ANNUAL MEETING OF STOCKHOLDERS

JULY 21, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Arthur W. Zafiropoulo and Bruce R. Wright and each of them as Proxies of the undersigned with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all of the shares of Common Stock of Ultratech, Inc., a Delaware corporation (the “Company”), held of record by the undersigned on May 27, 2015 at the Annual Meeting of Stockholders of Ultratech, Inc. to be held on July 21, 2015 at 2:00 p.m., local time, at the Hyatt Regency Santa Clara, 5101 Great America Parkway, Santa Clara, California 95054, or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side. The proposals described in this proxy have been submitted for stockholder approval by the Company.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 3.

1.	To elect seven (7) directors to serve for the ensuing one year until the expiration of their terms in 2016, and until their successors are duly elected and qualified.

NOMINEES	(01) ARTHUR W. ZAFIROPOULO,	(02) MICHAEL CHILD

	(03) JOEL F. GEMUNDER	(04) NICHOLAS KONIDARIS

	(05) DENNIS R. RANEY	(06) HENRI RICHARD

(07) RICK TIMMINS

☐	Mark here to vote FOR all Nominees	☐	Mark here to WITHHOLD vote from all Nominees	☐	For All EXCEPT—To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

FOR	AGAINST	ABSTAIN
☐	☐	☐
(continued, and to be signed, on the other side)

3.	To approve, on an advisory basis, named executive officer compensation.

FOR	AGAINST	ABSTAIN

☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including the election of any director if any of the above nominees named herein is unable to serve or for good cause will not serve.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING                             ☐

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:

Signature

(Additional signature if held jointly)